UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

INTELLIA THERAPEUTICS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTELLIA THERAPEUTICS, INC.

40 Erie Street

Cambridge, Massachusetts 02139

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To be held May 21, 2019

You are invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Intellia Therapeutics, Inc. (the “Company”), which will be held online on Tuesday, May 21, 2019 at 9:00 a.m. Eastern Time. You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/NTLA2019, where you will be able to vote electronically and submit questions. You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting.

Only stockholders who owned common stock at the close of business on April 1, 2019 can attend and vote at the Annual Meeting or any adjournment that may take place. The purpose of the Annual Meeting is the following:

1.

Election of three class III directors to our board of directors, to serve until the 2022 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To consider and act upon an advisory vote on the compensation of our named executive officers;

4.	To consider and act upon an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

5.	Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

You can find more information on each of the matters to be voted on at the Annual Meeting, including information regarding the nominees for election to our board of directors, in the accompanying proxy statement. The board of directors recommends a vote “FOR” the election of each of the three nominees for class III directors, “FOR” the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2019, “FOR” the advisory vote to approve the compensation of our named executive officers, as disclosed in the accompanying proxy statement, and “FOR” the approval, on an advisory basis, that future votes on the compensation of our named executive officers be held “EVERY YEAR”.

Stockholders of record at the close of business on April 1, 2019, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement of the Annual Meeting.

Whether or not you expect to attend the Annual Meeting online, please complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. Alternatively, you may vote your shares on the Internet by visiting www.proxyvote.com or by telephone by calling 1-800-690-6903 and following the recorded instructions. If you vote your shares on the Internet or by telephone, you will need to enter the 16-digit control number provided on your proxy card or voting instruction form. Your vote is important regardless of the number of shares you own. If you attend the Annual Meeting online, you may vote your shares during the Annual Meeting virtually via the Internet even if you previously voted your proxy. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By order of the Board of Directors,

/s/ John M. Leonard
John M. Leonard, M.D.
President and Chief Executive Officer

Cambridge, Massachusetts

April 16, 2019

Page
PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS	1
IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	2
PROPOSAL NO. 1 – ELECTION OF THREE CLASS III DIRECTORS	6
PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INTELLIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019	13
PROPOSAL NO. 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	15
PROPOSAL NO. 4 – ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION	16
TRANSACTION OF OTHER BUSINESS	16
CORPORATE GOVERNANCE	17
COMPENSATION DISCUSSION AND ANALYSIS	24
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION	35
REPORT OF THE COMPENSATION COMMITTEE	45
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	46
PRINCIPAL STOCKHOLDERS	52
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	54
REPORT OF THE AUDIT COMMITTEE	55
HOUSEHOLDING	56
STOCKHOLDER PROPOSALS	57

INTELLIA THERAPEUTICS, INC.

40 Erie Street

Cambridge, Massachusetts 02139

857-285-6200

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

to be held May 21, 2019

This proxy statement and the enclosed proxy card contain information about the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Intellia Therapeutics, Inc., which will be held online on Tuesday, May 21, 2019 at 9:00 a.m. Eastern Time. You may attend the Annual Meeting virtually via the Internet at www.virtualshareholdermeeting.com/NTLA2019, where you will be able to vote electronically and submit questions. The board of directors of Intellia Therapeutics, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of “Intellia,” “Company,” “our,” “we” or “us” refers to Intellia Therapeutics, Inc. and its subsidiary.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary written notice to that effect.

Our Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”) and this proxy statement and proxy card are first being mailed to stockholders on or about April 16, 2019.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be Held on May 21, 2019:

This proxy statement and our 2018 Annual Report are

available for viewing, printing and downloading at www.proxyvote.com.

A copy of our 2018 Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission (“SEC”), except for exhibits, will be furnished without charge to any stockholder upon written request to our principal executive offices at Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention: Investor Relations / Corporate Secretary. This proxy statement and our 2018 Annual Report are also available on the SEC’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting

At the Annual Meeting, our stockholders of record as of April 1, 2019 will consider and vote on the following matters:

1.

Election of three class III directors to our board of directors, to serve until the 2022 annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3.	To consider and act upon an advisory vote on the compensation of our named executive officers;

4.	To consider and act upon an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

5.	Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any business to come before the Annual Meeting other than the first four items noted above.

Board of Directors Recommendation

Our board of directors unanimously recommends that you vote:

FOR the election of the nominees to serve as the class III directors on our board of directors for a three-year term;

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

FOR the approval, on a non-binding, advisory basis, that future votes on the compensation of our named executive officers be held “EVERY YEAR”.

Availability of Proxy Materials

The proxy materials, including this proxy statement, a proxy card or voting instruction card and Intellia’s 2018 Annual Report, are being mailed to stockholders on or about April 16, 2019. These materials are also available for viewing, printing and downloading on the Internet at www.proxyvote.com. You will need the 16-digit control number included on your proxy card to access these materials.

Who Can Vote at the Annual Meeting

Only stockholders of record at the close of business on the record date of April 1, 2019, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock of the Company that they held on that date. As of April 1, 2019, there were 45,479,098 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”

Stockholder of Record. If you own shares that are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered a “stockholder of record” of those shares. For these shares, your set of proxy materials has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on the enclosed proxy card.

Beneficial Owners of Shares Held in Street Name. If you own shares that are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” With respect to these shares, your set of proxy materials has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

How to Vote

If you are a stockholder of record, there are several ways for you to vote your shares.

•

By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card. Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on May 20, 2019.

•

By Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card. Votes submitted through the Internet must be received by 11:59 p.m. Eastern Time on May 20, 2019.

•

By Mail. You may vote by mail by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope. Votes submitted through the mail must be received by May 20, 2019.

•	During the Annual Meeting. You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/NTLA2019. You will need the 16-digit control number included on your proxy card.

Telephone and Internet voting for stockholders of record will be available until 11:59 p.m. Eastern Time on May 20, 2019, and mailed proxy cards must be received by May 20, 2019 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization. If you hold your shares of Intellia common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Our second amended and restated by-laws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting virtually via the Internet or by proxy. Under the General Corporation Law of the State of Delaware (the “DGCL”), abstentions and broker non-votes count as present for establishing a quorum but will not be counted as votes cast. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Ballot Measures Considered “Routine” and “Non-Routine”

The election of the class III directors (“Proposal No. 1”), the non-binding, advisory approval of the compensation of our named executive officers (“Proposal No. 3”), and the non-binding, advisory frequency of future advisory votes on the compensation of our named executive officers (“Proposal No. 4”) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals No. 1, 3 and 4.

The ratification of the appointment of Deloitte & Touche LLP as Intellia’s independent registered public accounting firm for the fiscal year ending December 31, 2019 (“Proposal No. 2”) is a matter considered routine under applicable rules. A broker or other nominee may generally exercise discretionary authority and vote on routine matters. If they exercise this discretionary authority, no broker non-votes are expected to exist in connection with Proposal No. 2.

Votes Required For the Matters to Be Voted on at the Annual Meeting

To be elected, each of the directors nominated in Proposal No. 1 must receive a plurality of the votes cast and entitled to vote at the meeting, meaning that the three director nominees receiving the most votes will be elected.

The ratification of the appointment of Deloitte & Touche LLP as Intellia’s independent registered public accounting firm in Proposal No. 2 requires the affirmative vote of the majority of the shares of common stock entitled to vote at the meeting and cast “for” or “against” such matter.

The approval of the compensation of our named executive officers in Proposal No. 3, on an advisory basis, requires the affirmative vote of the majority of the shares of common stock entitled to vote at the Annual Meeting and cast “for” or “against” such matter. Because your vote is advisory, it will not be binding on the board of directors or its compensation committee but the board of directors and compensation committee will review the voting results and take them into consideration when making future decisions about executive compensation.

The advisory approval of the frequency of future stockholder advisory votes on the compensation of our named executive officers as being held every one year, two years or three years in Proposal No. 4 requires a vote of the majority of the shares of common stock entitled to vote at the Annual Meeting. For this proposal, stockholders are entitled to vote for one of the four provided choices: every year, every two years, every three years, or abstain from voting. If none of these frequency alternatives receive a majority vote, we will consider the frequency that receives the highest number of votes by the stockholders to be the frequency that has been selected by the stockholders. However, because your vote is advisory and not binding on the board of directors or its compensation committee, the board of directors may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative selected by our stockholders.

Method of Counting Votes

Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of a director, for each share held by such stockholder as of the record date. Votes cast at the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.

Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.

Revoking a Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the final vote is taken at the Annual Meeting:

•	by signing and returning a new proxy card with a later date, to be received no later than May 20, 2019;

•	by submitting a later-dated vote by telephone or via the Internet; please note that only your latest Internet or telephone proxy received by 11:59 p.m. Eastern Time on May 20, 2019 will be counted;

•	by participating in the Annual Meeting on May 21, 2019 at 9:00 a.m. Eastern Time virtually via the Internet and voting again; or

•

by filing a written revocation with our corporate secretary, to be received no later than May 20, 2019. The written revocation should be addressed to Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention: Investor Relations / Corporate Secretary.

If your shares are held in “street name,” you must contact the bank, broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

Your attendance at the Annual Meeting online will not automatically revoke your proxy.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers, employees and agents, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We have hired Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

Voting Results

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1 – ELECTION OF THREE CLASS III DIRECTORS

Our board of directors currently consists of seven members. In accordance with the terms of our second amended and restated certificate of incorporation and second amended and restated by-laws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the class I directors are Jean-François Formela, M.D. and Jesse Goodman, M.D., M.P.H., and their term will expire at the annual meeting of stockholders to be held in 2020;

•	the class II directors are Fred Cohen, M.D., D.Phil. and Frank Verwiel, M.D., and their term will expire at the annual meeting of stockholders to be held in 2021; and

•	the class III directors are Caroline Dorsa, Perry Karsen and John M. Leonard, M.D., and their term will expire at the Annual Meeting.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our second amended and restated certificate of incorporation and second amended and restated by-laws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our certificate of incorporation also provides that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the outstanding shares then entitled to vote in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Our board of directors has nominated Caroline Dorsa, Perry Karsen and John M. Leonard, M.D. for election as the class III directors at the Annual Meeting. The nominees are presently directors, and have indicated a willingness to continue to serve as directors, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our board of directors.

We have no formal policy regarding board diversity. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, their ability to contribute positively to the collaborative culture among board members, and their knowledge of our business and understanding of the competitive landscape.

Nominees for Election as Class III Directors

Biographical information, including principal occupation and business experience during the last five years, for our nominees for election as the class III directors at our Annual Meeting is set forth below as of April 1, 2019.

	Age	Director Since
Caroline Dorsa has served as a member of our board of directors since December 2015. Since 2010, Ms. Dorsa has served as a director of Biogen Inc., and she joined the board of Illumina, Inc. in January 2017. Ms. Dorsa served as the executive vice president and chief financial officer of Public Service Enterprise Group Incorporated, a diversified energy company, from April 2009 until her retirement in October 2015 and served on its board of directors from February 2003 to April 2009. From February 2008 to April 2009, she served as senior vice president, global human health, strategy and integration at Merck & Co., Inc., a pharmaceutical company. From November 2007 to January 2008, Ms. Dorsa served as senior vice president and chief financial officer of Gilead Sciences, Inc., a life sciences company. From February 2007 to November 2007, she served as senior vice president and chief financial officer of Avaya, Inc., a telecommunications company. From 1987 to January 2007, Ms. Dorsa held various financial and operational positions at Merck & Co., Inc., including vice president and treasurer, executive director of U.S. customer marketing and executive director of U.S. pricing and strategic planning. Ms. Dorsa also serves on the Board of Trustees of the Goldman Sachs ETF Trust, the Goldman Sachs MLP and Energy Renaissance Fund and the Goldman Sachs MLP Income Opportunities Fund. Ms. Dorsa received her B.A. in history from Colgate University and her M.B.A. from Columbia University. We believe Ms. Dorsa’s executive leadership experience in a large multinational pharmaceutical company, as well as her operational, financial and accounting expertise and knowledge of the pharmaceutical industry, provide her with the qualifications and skills to serve as a director of our company.	59	December 2015

	Age	Director Since
Perry Karsen has served as the chairman of our board of directors since April 2016. From May 2013 to December 2015, Mr. Karsen served as the chief executive officer of the Celgene Cellular Therapeutics division of Celgene Corporation (“Celgene”), a global biopharmaceutical company. Mr. Karsen served as chief operations officer and executive vice president of Celgene from July 2010 to May 2013, and as senior vice president and head of worldwide business development of Celgene and president of Asia/Pacific region from 2004 to 2009. Between February 2009 and July 2010, Mr. Karsen was chief executive officer of Pearl Therapeutics, Inc., a privately held biotechnology company that was subsequently acquired by AstraZeneca plc. Prior to his tenure with Celgene, Mr. Karsen held executive positions at Human Genome Sciences, Inc., a biopharmaceutical company subsequently acquired by GlaxoSmithKline, Bristol-Myers Squibb Co., a biopharmaceutical company, Genentech, Inc., a member of Roche Holding AG, and Abbott Laboratories. In addition, Mr. Karsen previously served as a general partner at Pequot Ventures, a venture capital firm. In January 2018, Mr. Karsen was elected executive chairman of the board of OncoMed Pharmaceuticals, Inc., a board that he joined in January 2016. Mr. Karsen also serves as Chair of the board of directors of Jounce Therapeutics, Inc. and as a member of the board of directors of Voyager Therapeutics, Inc., as well as privately held E-Scape Bio, Within the last five years, he has served on the board of directors of the following public companies: Agios Pharmaceuticals, Inc., Navidea Biopharmaceuticals, Inc., Alliqua BioMedical, Inc. and Pliant Therapeutics, Inc. He also serves on the board of directors of the Gladstone Foundation and the Sonoma Land Trust. He is a past member of the board of directors and a past member of the executive committee of the Biotechnology Innovation Organization (“BIO”) and the board of directors of the Alliance for Regenerative Medicine. Mr. Karsen received a M.B.A. from Northwestern University’s Kellogg Graduate School of Management, a M.A.T. in teaching biology from Duke University and a B.S. in biological sciences from the University of Illinois, Urbana-Champaign. We believe Mr. Karsen’s executive leadership experience, including his experience as an executive at large multinational pharmaceutical companies and membership on boards of various biopharmaceutical companies, qualifies him to serve as a member of our board of directors.	64	April 2016

	Age	Director Since
John M. Leonard, M.D., has served as our President and Chief Executive Officer since January 2018, and as a member of our board of directors since July 2014. Dr. Leonard has over 30 years of combined experience in medicine and pharmaceutical research and development. He previously served as our executive vice president, research and development since January 2017, and prior to that served as our chief medical officer from July 2014 to January 2017. Prior to joining Intellia, Dr. Leonard was chief scientific officer and senior vice president of research & development at AbbVie, Inc. (“AbbVie”), a biopharmaceutical company, from its spin-out from Abbott Laboratories (“Abbott”) in January 2013 until retiring at the end of 2013. Prior to the formation of AbbVie, from 2008 to 2012, he was global head of pharmaceutical research & development at Abbott, a pharmaceutical and health care products company, and before that served in various roles at Abbott beginning in 1992. In addition to the board of directors of Intellia, Dr. Leonard served on the board of directors of Quintiles since February 2015 and on the board of its successor company, IQVIA Holdings Inc., formed by the merger of Quintiles and IMS, since October 2016. He previously served on the boards of Chimerix, Inc. and Vitae Pharmaceuticals, Inc. He received a B.A. in biochemistry from the University of Wisconsin at Madison and an M.D. from Johns Hopkins University. Dr. Leonard completed his residency in internal medicine at Stanford University School of Medicine, and then completed a postdoctoral fellowship in molecular virology at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health. We believe that Dr. Leonard’s extensive executive leadership experience and experience in drug development and the biopharmaceutical industry provides him with the qualifications and skills to serve as a director of our company.	61	July 2014

The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if a nominee is unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our board of directors may designate.

The board of directors recommends voting “FOR” the election of Caroline Dorsa, Perry Karsen and John M. Leonard, M.D., as the class III directors, to serve for a three-year term ending at the annual meeting of stockholders to be held in 2022.

Directors Continuing in Office

Biographical information, including principal occupation and business experience during the last five years, for our directors continuing in office is set forth below.

Class I Directors (Term Expires at 2020 Annual Meeting)

	Age	Director Since
Jean-François Formela, M.D., has served as a member of our board of directors since our founding in May 2014. Dr. Formela is currently a partner at Atlas Venture, which he joined in 1993. Prior to joining Atlas Venture, Dr. Formela served as a senior director of Medical Marketing and Scientific Affairs at Schering-Plough Corporation, a pharmaceutical company which merged with Merck & Co., Inc. Dr. Formela began his career as a medical doctor and practiced emergency medicine at Necker University Hospital in Paris. Within the last five years, Dr. Formela has served on the boards of directors of the following public companies: Egalet Corporation, Horizon Pharma, Inc., Translate Bio, and Spero Therapeutics, Inc. Dr. Formela also serves on the board of directors of numerous private biotechnology and healthcare companies. Dr. Formela is a member of the Massachusetts General Hospital Research Advisory Council. He received his M.D. from the Paris University School of Medicine and his M.B.A. from Columbia University. We believe Dr. Formela’s experience as an investor and board member in the life sciences industry, as well as his practice of medicine, provides him with the qualifications and skills to serve as a director of our company.	62	May 2014

	Age	Director Since
Jesse Goodman, M.D., M.P.H., has served as a member of our board of directors since October 2018. Since March 2014, Dr. Goodman has been the director of the Center on Medical Product Access, Safety and Stewardship, and professor of medicine and attending physician in infectious diseases at Georgetown University and DC Veterans Administration Hospitals. Since 2016, Dr. Goodman also currently serves on the board of GlaxoSmithKline plc, chairing its science committee and, since 2015, as a board member and President of the United Sates Pharmacopeial Convention. From 2009 until February 2014, Dr. Goodman served as the chief scientist of the U.S. Food and Drug Administration (“FDA”). Dr. Goodman has served as a deputy commissioner for science and public health at the FDA from 2009 through 2012. Prior to that, Dr. Goodman was the director of the FDA’s Center for Biologics Evaluation and Research from 2003 to 2009 and a senior advisor to the FDA Commissioner from 1998 through 2000. Prior to his government service, Dr. Goodman was Professor of Medicine and Chief of Infectious Diseases at the University of Minnesota. Dr. Goodman has served on numerous advisory boards and committees for organizations including the CDC, NIH, WHO and Scientific Advisory Board of the Coalition on Epidemic Preparedness Innovations. Dr. Goodman received a B.S. in Biology from Harvard College, a master’s in public health from the University of Minnesota and his M.D. from the Albert Einstein College of Medicine, and did residency and fellowship training in Medicine, Infectious Diseases and Oncology at the Hospital of the University of Pennsylvania and at the University of California in Los Angeles (“UCLA”), where he was also Chief Medical Resident. We believe that Dr. Goodman’s expertise in medicine and public health, including as a professor, practicing clinician and senior government leader, provides him with the qualifications and skills to serve as a director of our company.	67	October 2018

Class II Directors (Term Expires at 2021 Annual Meeting)
	Age	Director Since
Fred Cohen, D.Phil., M.D. has served as a member of our board of directors since January 2019. Dr. Cohen co-founded Vida Ventures, a biotechnology venture capital fund, and has also served as the Senior Managing Director since 2017. From 2001 to 2016, he served as a Partner and co-head of TPG’s biotechnology group, TPG Biotech, a venture capital effort that he founded in 2001. Dr. Cohen currently serves as a senior advisor to TPG Biotech. From 1988 through December 2014, Dr. Cohen was a professor of cellular and molecular pharmacology at the University of California, San Francisco. Within the last five years, Dr. Cohen has served on the boards of directors of the following public biotechnology and pharmaceutical companies: BioCryst Pharmaceuticals, Inc., CareDx, Inc., Genomic Health, Inc., Tandem Diabetes Care, Inc., UroGen Pharma Ltd., Veracyte, Inc., Quintiles Transnational Holdings Inc., Five Prime Therapeutics, Inc., and Roka Bio Science until its acquisition in August 2017. Dr. Cohen was a co-founder and executive chairman of Cell Design Labs, which was acquired by Gilead Sciences in December 2017. Dr. Cohen holds a B.S. in Molecular Biophysics and Biochemistry from Yale University, a D.Phil. in Molecular Biophysics from Oxford University and an M.D. from Stanford University. Dr. Cohen completed his postdoctoral training and postgraduate medical training in Internal Medicine and Endocrinology at University of California, San Francisco. Dr. Cohen is a fellow of the American College of Physicians and the American College of Medical Informatics and a member of the American Society for Clinical Investigation and Association of American Physicians. Dr. Cohen was elected to the National Academy of Medicine in 2004 and the American Academy of Arts and Sciences in 2008. We believe that Dr. Cohen’s vast experience in the biotechnology industry, including working with early-stage companies as they move to the clinic as well as helping mature, product-based organizations pursue growth strategies, provides him with the qualifications and skills to serve as a director of our company.	62	January 2019

	Age	Director Since
Frank Verwiel, M.D., has served as a member of our board of directors since July 2017. From July 2005 to February 2014, Dr. Verwiel served as President, Chief Executive Officer and a member of the board of directors of Aptalis Pharma, Inc., a privately-held, specialty pharmaceutical company, which was acquired by Forest Laboratories, Inc. in February 2014. Prior to joining Aptalis Pharma, Inc., Dr. Verwiel held international senior management positions with Merck & Co., Inc. (“Merck”), including as Vice President, Hypertension, Worldwide Human Health Marketing from June 2001 to May 2005. Dr. Verwiel concurrently served as a leader of Merck’s Worldwide Hypertension Business Strategy team. Dr. Verwiel was also Managing Director of Merck’s Dutch subsidiary from June 1996 to May 2001. Prior to his tenure at Merck, Dr. Verwiel had international leadership positions at Servier Laboratories, a pharmaceutical company, from 1988 until 1995. Since December 2015, Dr. Verwiel has served as a director of Achillion Pharmaceuticals, Inc. a publicly traded biotechnology company. In August 2015, Dr. Verwiel was appointed as an observer of the board of directors of Bavarian Nordic A/S, a publicly traded biopharmaceutical vaccine company, and was appointed as a director in April 2016. Dr. Verwiel is also chairman of the board of directors of ObsEva SA, a publicly traded biopharmaceutical company, where he became a director in January 2016. From December 2015 to May 2018, Dr. Verwiel served as a director of Avexis, Inc., a publicly traded clinical-stage gene therapy company that was acquired by Novartis in May 2018. From March 2012 to September 2014, Dr. Verwiel was a director of InterMune, Inc., a publicly traded biotechnology company that was acquired by Roche in 2014. Dr. Verwiel was also a member of the board of directors of the BIO from February 2013 to April 2014. Dr. Verwiel holds an M.D. from Erasmus University, Rotterdam in the Netherlands and an M.B.A. from INSEAD, Fontainebleau in France. We believe that Dr. Verwiel’s experience as a board member in the life sciences industry and his executive leadership experience at large multinational pharmaceutical companies provides him with the qualifications and skills to serve as a director of our company.	56	July 2017

There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

There are no material legal proceedings to which any of our directors is a party adverse to us or our subsidiary or in which any such person has a material interest adverse to us or our subsidiary.

Executive Officers Who Are Not Directors

Biographical information for our executive officers who are not directors is listed below.

	Age	Officer Since
Glenn G. Goddard has served as our Chief Financial Officer since October 2018. From May 2017 to October 2018, Mr. Goddard served as the chief financial officer at Generation Bio Company. Mr. Goddard served as the senior vice president of finance and principal financial officer at Agios Pharmaceuticals, Inc. from September 2013 through November 2016, and as vice president, finance from July 2010 through September 2013. Mr. Goddard brings nearly 20 years of experience in emerging private and public platform-based biopharmaceutical companies. From January 2004 to June 2010, Mr. Goddard worked at Archemix Corporation, a privately held oligonucleotide platform-based biopharmaceutical company, where he most recently served as the vice president of finance. From January 2001 through December 2003, Mr. Goddard was the corporate controller of ImmunoGen, Inc., a publicly-traded oncology-focused biopharmaceutical company, where he was responsible for external financial reporting, financial planning and tax compliance, and initiated the company’s Sarbanes-Oxley compliance efforts. Earlier in his career, Mr. Goddard was an audit supervisor within the Technology, Communication and Entertainment group of Ernst & Young LLP and an audit manager at Feeley & Driscoll, P.C. Mr. Goddard is a graduate of Bentley College, where he earned a B.S. in accountancy, and is a certified public accountant in the Commonwealth of Massachusetts.	48	October 2018

	Age	Officer Since
José E. Rivera, J.D., has served as our executive vice president, general counsel since January 2017 and previously served as our chief operating officer and chief legal officer from April 2015 to January 2017. He joined Intellia in July 2014 as our general counsel and chief talent officer. Prior to joining Intellia, Mr. Rivera was the vice president, chief ethics and compliance officer at AbbVie, Inc. from its spin-out from Abbott Laboratories in January 2013 until September 2013. From 1996 to 2012, Mr. Rivera was a member of Abbott’s legal division serving in a number of positions of increasing responsibilities, including leading various legal groups as division vice president and associate general counsel, such as Abbott’s global intellectual property group, the intellectual property litigation department, the legal regulatory department and the litigation department. Mr. Rivera received his B.A. in economics from Boston College and his J.D. from Harvard Law School.	53	July 2014

	Age	Officer Since
Andrew D. Schiermeier, Ph.D., M.B.A, has served as our Executive Vice President of Corporate Strategy and Development since October 2018. Prior to his current role, Dr. Schiermeier served as our Executive Vice President of Corporate Strategy from April 2018 through October 2018 and, from January 2017 through April 2018, as our Senior Vice President of eXtellia, an Intellia division that focused on ex vivo research and development. Dr. Schiermeier has over two decades of experience as an executive in the biotechnology and pharmaceutical sectors, with experience ranging from managing operations for startups to directing the strategic expansion of global brands. From March 2013 through June 2016, Dr. Schiermeier served as senior vice president, head of oncology and general manager of the Merck-Pfizer Immuno-Oncology Alliance at Merck KGaA. Additionally, from June 2016 to December 2016, Dr. Schiermeier served as an independent consultant to multiple pharmaceutical and biotechnology companies, including Verastem, Inc., Kynan Duke Pharma, LLP and Intellia. Dr. Schiermeier served as the chief operating officer of Aura Biosciences, Inc. from January 2011 through May 2013. From January 2012 through May 2013, Dr. Schiermeier was a corporate advisor to Pathogenica, Inc. Dr. Schiermeier served as the chief executive officer of Lantibio, Inc., from February 2007 through February 2008. Dr. Schiermeier served in chairman and chief executive officer roles from November 2007 through December 2014 at Medicine in Need Corp, an international not-for-profit, non-governmental organization aimed at liberating burdened populations from diseases of poverty through advanced drug and vaccine delivery. Dr. Schiermeier earned a Ph.D. in engineering and applied mathematics from Harvard University, an M.S. in BioMechanical Engineering from Stanford University and an International M.B.A. from College des Ingenieurs in Paris, France. He holds a B.S. in Mechanical Engineering from Washington University in St. Louis.	49	April 2018

The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

There are no material legal proceedings to which any of our executive officers is a party adverse to us or our subsidiary or in which any such person has a material interest adverse to us or our subsidiary.

PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS INTELLIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2019

Intellia’s stockholders are being asked to ratify the appointment by the audit committee of the board of directors of Deloitte & Touche LLP as Intellia’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Deloitte & Touche LLP has served as Intellia’s independent registered public accounting firm since 2015.

The audit committee is solely responsible for selecting Intellia’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Stockholder approval is not required to appoint Deloitte & Touche LLP as Intellia’s independent registered public accounting firm. However, the board of directors believes that submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Deloitte & Touche LLP. If the selection of Deloitte & Touche LLP is ratified, the audit committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Intellia and its stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

Intellia incurred the following fees from Deloitte & Touche LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees (1)	$611,383	$463,266
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	1,895	1,895

Total Fees	$613,278	$465,161

(1)

Audit fees consist of fees for the audit of our financial statements included in our 2018 Annual Report, including fees related to our adoption of Section 404(b) of the Sarbanes-Oxley Act, the review of our interim financial statements included in our quarterly reports on Form 10-Q, and for related services that are normally provided in connection with registration statements, including a shelf registration statement on Form S-3 filed in October 2018 in connection with our at-the-market offering.

(2)	All other fees represent payment for access to the Deloitte & Touche LLP online accounting research database.

Audit Committee Pre-approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, other than non-audit services that are “de minimis” under Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, our audit committee, or one or more members of the audit committee delegated by the audit committee, may pre-approve all auditing services and the terms thereof and nonaudit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board (the “PCAOB”)) to be provided to the Company by the independent auditors during the next 12 months, provided that if the audit committee delegates one or more of its members to make such pre-approval decisions then such delegate(s) shall present all pre-approval decisions to the full audit committee at its first meeting following such decision. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

During our 2018 and 2017 fiscal years, all of the services provided to us by Deloitte & Touche LLP were in accordance with the pre-approval policies and procedures described above.

The board of directors recommends voting “FOR” Proposal No. 2 to ratify the appointment of Deloitte & Touche LLP as Intellia’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

PROPOSAL NO. 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our board of directors is providing our stockholders with an opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. As described below in the Compensation Discussion and Analysis section, we have developed a compensation program that is designed to motivate employees to achieve short-term and long-term results that are in the best interests of our stockholders. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, which includes the disclosures under the Executive Officer and Director Compensation section below, and the compensation tables and the narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“BE IT RESOLVED THAT the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the 2019 Annual Meeting of Stockholders pursuant to Section 14A of the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the narrative disclosures that accompany the compensation tables.”

As this vote is advisory, it will not be binding upon our board of directors or compensation committee, and neither our board of directors nor our compensation committee will be required to take any action as a result of the outcome of this vote. However, our compensation committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.

For approval, this proposal must receive the affirmative vote of the majority of shares properly cast on the proposal. Abstentions and broker non-votes will have no effect on Proposal No. 3.

The board of directors recommends voting “FOR” Proposal No. 3 to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 4 – ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our named executive officers. We are seeking a non-binding, advisory determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide a non-binding, advisory approval of the compensation of our named executive officers. We are providing stockholders the option of selecting a frequency of every year (“1 YEAR” on the proxy card), every two years (“2 YEARS” on the proxy card) or every three years (“3 YEARS” on the proxy card), or to abstain on the matter.

After careful consideration, our board of directors recommends that an advisory vote on executive compensation should be held every year. Annual votes will provide the board of directors and compensation committee with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in our proxy statements is compensation granted in or for the prior fiscal year. Accordingly, an annual executive compensation advisory vote will complement the annual focus of our proxy statement disclosure and provide the board of directors and compensation committee with the clearest and most timely feedback of the three frequency options. Additionally, an annual executive compensation advisory vote is consistent with our policy of reviewing our compensation programs annually, as well as considering input from our stockholders on corporate governance and executive compensation matters. This feedback may then be considered by the board of directors and compensation committee in their annual decision-making process. For these reasons, we believe an annual vote would be the best governance practice for our company at this time.

This vote is advisory, and therefore not binding on our board of directors or compensation committee. However, our board of directors and compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future advisory votes on the compensation of our named executive officers.

The board of directors recommends that stockholders vote, on an advisory basis, for every year (“1 YEAR” on the proxy card) as the frequency for future non-binding, advisory stockholder votes regarding the compensation of our named executive officers.

TRANSACTION OF OTHER BUSINESS

Our board of directors does not know of any other matters to be raised at the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the appropriate executive officers and directors named in this proxy statement intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

CORPORATE GOVERNANCE

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters and members of the committee and our board. The qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee-recommended nominee for a position on our board of directors are as follows:

•	Nominees should have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.

•	Nominees should be highly accomplished in his or her respective field, with superior credentials and recognition.

•	Nominees should be well regarded in the community and shall have a long-term reputation for the highest personal and professional integrity.

•	Nominees should have sufficient time and availability to devote to the affairs of the company, particularly in light of the number of boards of directors on which such candidate may serve.

•	Nominees should have a demonstrated history of actively contributing at board meetings, to the extent the nominee serves or has previously served on other boards.

•	Nominees should be most effective, in conjunction with the other candidates to the board, in collectively serving the long-term interests of the stockholders.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices no later than the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Stockholder proposals should be addressed to Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention: Investor Relations / Corporate Secretary. Assuming that biographical and background material has been provided on a timely basis in accordance with our second amended and restated by-laws, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. See “Stockholder Proposals” for a discussion of submitting stockholder proposals.

Director Independence

Applicable Nasdaq Stock Market LLC (“Nasdaq”) rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in

Rule 10A-3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including: the source of compensation to the director, including any consulting, advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors has determined that each of the directors who served during the fiscal year ended December 31, 2018 and each of the nominees for director at the Annual Meeting, with the exception of Dr. Leonard, are independent directors, including for purposes of the rules of Nasdaq and the SEC. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers. Dr. Leonard is not an independent director under these rules because he is an executive officer.

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the audit committee, compensation committee, and nominating and corporate governance committee operates under a charter, and each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, compensation committee, and nominating and corporate governance committee is posted on the corporate governance section of our website, http://ir.intelliatx.com/corporate-governance/documents-charters.

Audit Committee

Ms. Dorsa, Dr. Formela and Dr. Verwiel serve on the audit committee, which is chaired by Ms. Dorsa. Our board of directors has determined that each of Ms. Dorsa, Dr. Formela and Dr. Verwiel is “independent” for audit committee purposes as that term is defined in the applicable rules of the SEC and Nasdaq, and has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Ms. Dorsa as an “audit committee financial expert,” as defined under the applicable rules of the SEC. During the fiscal year ended December 31, 2018, the audit committee met seven times. The report of the audit committee is included in this proxy statement under “Report of the Audit Committee.” The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and approving the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt, retention and treatment of finance-related complaints and concerns;

•

recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our 2018 Annual Report;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by the Exchange Act to be included in our annual proxy statement;

•	reviewing and approving an investment and cash management policy annually;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing and discussing quarterly earnings press releases.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

Ms. Dorsa, Dr. Formela and Mr. Karsen served on the compensation committee in 2018. Dr. Cohen was appointed to the compensation committee on January 23, 2019. The compensation committee is chaired by Dr. Formela. Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2018, the compensation committee met six times. The compensation committee’s responsibilities include, but are not limited to:

•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•

evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

•	reviewing and recommending to the board of directors the cash compensation of our executive officers other than our Chief Executive Officer;

•	determining the equity compensation of our executive officers other than our Chief Executive Officer under equity-based plans;

•	providing oversight of management’s decision regarding the compensation of all members of senior management beyond the Chief Executive Officer and executive officers;

•	reviewing, establishing and implementing our overall management compensation strategies, policies and plans;

•	reviewing and overseeing our employee compensation and employee benefit programs;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and recommending to the board of directors the compensation of our non-employee directors;

•	preparing the compensation committee report, when required by SEC rules, to be included in our annual proxy statement;

•	evaluating and assessing potential and current compensation advisors to the committee in accordance with the independence standards identified in the applicable Nasdaq rules;

•	retaining and approving the compensation of any compensation advisors; and

•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist the committee in the evaluation of compensation matters.

Compensation Committee Interlocks and Insider Participation

During 2018, the members of our compensation committee included Ms. Dorsa, Mr. Karsen and Dr. Formela. None of the members of our compensation committee was an employee or officer of Intellia during 2018, a former officer of Intellia, or had any other relationships with us requiring disclosure herein. None of our executive officers currently serves or has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of the compensation committee.

Nominating and Corporate Governance Committee

During 2018, Ms. Dorsa, Dr. Verwiel and Mr. Karsen served on the nominating and corporate governance committee, which is chaired by Mr. Karsen. Dr. Goodman was appointed to the nominating and corporate governance committee on January 23, 2019, replacing Ms. Dorsa. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2018, the nominating and corporate governance committee met three times. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines;

•	overseeing the evaluation of our board of directors and its committees, and management; and

•

in regard to the consideration of any director candidates recommended by stockholders, providing a description of the material elements of a policy for considering any such director candidates, which shall include, but need not be limited to, a statement as to whether the committee will consider director candidates recommended by stockholders, and describing the procedures to be followed by stockholders in submitting such recommendations.

Board and Committee Meetings Attendance

The full board of directors met thirteen times during 2018. During 2018, except for Dr. Goodman (who was appointed to the board in late October 2018), each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

Directors are responsible for attending the annual meeting of stockholders. Each member of the board of directors then in office attended the annual meeting of stockholders on May 17, 2018.

Stock Ownership and Policy on Trading, Pledging and Hedging of Company Stock

The compensation committee has adopted a stock ownership and retention policy which requires that each member of our board of directors and our named executive officers make a good faith effort by the later of September 2023 or the fifth anniversary of the individual becoming a director or named executive officer to hold shares or a combination of shares and vested stock options (with vested stock options counted at 70% of their value) with a fair market value totaling at least three times the annual cash retainer for service on the board of directors or the named executive officer’s respective annual base salary as an employee of Intellia, as applicable, excluding any bonus payments. Until he or she meets the required equity ownership under this policy, covered individuals are required to retain 50% of all shares acquired by the covered individual during the phase-in period (net of shares withheld to cover the exercise price or tax withholding obligations) and covered individuals who do not meet the minimum share ownership requirements after the phase-in period are required to retain 100% of all shares acquired by the covered individual (net of shares withheld to cover the exercise price or tax withholding obligations).

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in company securities. Our insider trading policy expressly prohibits, without prior approval from the audit committee, short sales and derivative transactions of our stock by our executive officers, directors and specified other employees and their respective affiliates, purchases or sales of puts, calls or other derivative securities of the company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities, or other hedging transactions. In addition, our insider trading policy expressly prohibits our executive officers, directors and specified other employees and their respective affiliates from borrowing against company securities held in a margin account, or, without prior approval from the audit committee, pledging our securities as collateral for a loan.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. A current copy of the code is posted on the corporate governance section of our website, which is located at http://ir.intelliatx.com/corporate-governance/documents-charters. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Board Leadership Structure and Board’s Role in Risk Oversight

Currently, the role of chairman of the board is separated from the role of Chief Executive Officer. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing a chairman of the board to lead the board of directors in its fundamental role of providing advice to, and independent oversight of, management. Our board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow. While our second amended and restated by-laws and corporate governance guidelines do not require that our chairman and Chief Executive Officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, research, development and commercialization activities, operations, strategic direction and intellectual property (“IP”). Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communication with the Directors of Intellia

Any interested party with concerns about our company may report such concerns to the board of directors or the chairman of our board of directors and nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o Intellia Therapeutics, Inc.

40 Erie Street

Cambridge, Massachusetts 02139

United States

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

A copy of any such written communication may also be forwarded to Intellia’s legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with Intellia’s legal counsel, with independent advisors, with non-management directors, or with Intellia’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by Intellia regarding accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees or other persons of concerns regarding questionable accounting, internal accounting controls or auditing matters. Intellia has also established a toll-free telephone number for the reporting of concerns regarding these matters, which is 1-844-417-8866.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the Company’s executive compensation program as it relates to the following “named executive officers.”

•	John M. Leonard, M.D., our President and Chief Executive Officer

•	Glenn G. Goddard, our Executive Vice President, Chief Financial Officer

•	José E. Rivera, J.D., our Executive Vice President, General Counsel

•	Andrew D. Schiermeier, Ph.D., our Executive Vice President, Development and Corporate Strategy

•	Graeme Bell, our former Executive Vice President, Chief Financial Officer

The following discussion should be read together with the compensation tables and related disclosures set forth below.

Executive Summary and Company Background

We are a leading genome editing company focused on developing curative therapeutics using a biological tool known as CRISPR/Cas9. The goals of our compensation programs are to ensure that the interests of our employees, including our named executive officers, are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to each of our named executive officers is fair, reasonable and competitive.

We provide our executive officers with a significant portion of their compensation through cash incentive compensation based upon the achievement of corporate objectives for the year, including our operational and individual performance metrics, as well as through equity compensation. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with our corporate and operational performance. Equity compensation derives its value from the appreciation of shares of our common stock, which in the future is likely to fluctuate based on our corporate and operational performance.

Objectives of the Compensation Programs

The compensation programs for our executive officers are designed to provide the following:

Compensation Element	Objective	Features
Base salary	To attract and retain highly skilled executives.	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and peer company data.

Annual cash incentive program	To promote and reward the achievement of key short-term strategic and business goals of the Company as well as individual performance; to motivate and attract executives.	Variable component of pay based on annual corporate and individual quantitative and qualitative goals.

Compensation Element	Objective	Features
Equity incentive compensation	To encourage executives and other employees to focus on long-term Company performance; to promote retention; to reward outstanding Company and individual performance.	Typically subject to multi-year vesting based on continued service or the achievement of pre-determined performance goals, and are primarily in the form of stock options and restricted stock units, the value of which depends on the performance of our common stock price, in order to align employee interests with those of our stockholders over the longer-term.

In addition to our direct compensation elements, the following features of our compensation program are designed to align our executive team with stockholder interests and with market best practices:

What We Do	What We Don’t Do

✓ Maintain an industry-specific peer group for benchmarking pay

✓ Target pay based on market norms

✓ Deliver executive compensation primarily through performance-based pay

✓ Offer market-competitive benefits for executives that are consistent with the rest of our employees

✓ Consult with an independent compensation consultant on compensation levels and practices

✓ Require our named executive officers and any other executive vice presidents to maintain specified levels of stock ownership

× Allow non-approved hedging or pledging of equity

× Allow for re-pricing of stock options

× Provide excessive perquisites

× Provide supplemental executive retirement plans

× Provide tax gross-up payments for any change-of-control payments

During 2018, we made significant progress on our product candidate development and business goals, including the following achievements that impacted executive compensation:

•	We confirmed improved non-human primate liver editing and protein reduction of greater than 95% in our transthyretin amyloidosis (“ATTR”) program;

•	We positioned the Company to allow for the submission of a planned investigational new drug application (“IND”) for our ATTR program in 2020;

•

We and our collaborator Regeneron Pharmaceuticals, Inc. (“Regeneron”) demonstrated in vivo CRISPR-mediated, targeted transgene insertion and genome insertion in mouse liver using proprietary DNA template designs, which data was shared at the Annual Congress of the European Society of Gene and Cell Therapy (“ESGCT”);

•

We and our partner, Ospedale San Raffaele, isolated novel active T cell receptors (“TCRs”) that recognize a Wilms’ Tumor 1 protein epitope. T cells modified with these TCRs successfully killed acute myeloid leukemia blasts from patients in an in vitro model;

•

We advanced our engineered cell therapy platform to enable nomination of our first wholly owned ex vivo development candidate for the treatment of acute myeloid leukemia by the end of fiscal year 2019; and

•

We announced an expansion of the scope of our existing cell therapy collaboration with Novartis Institutes for Biomedical Research, Inc. (“Novartis”) under which Novartis will also be able to pursue the ex vivo development of CRISPR/Cas9-based cell therapies using ocular stem cells, primarily against gene targets selected by Novartis, in exchange for a one-time payment of $10 million from Novartis.

As described in more detail below, under the heading “2018 Annual Incentive Program,” based on our performance during 2018, our compensation committee and board of directors determined that we achieved 100% of our corporate goals for 2018, which allows us to focus our efforts and further advance our programs and business goals in 2019 and beyond.

CEO Transition

Effective December 31, 2017, Dr. Nessan Bermingham resigned as our President and Chief Executive Officer and, effective January 1, 2018, Dr. Leonard was promoted to President and Chief Executive Officer. In connection with his promotion and appointment as President and Chief Executive Officer, Dr. Leonard’s base salary and target bonus amounts were increased to reflect his new role and increase in responsibilities. In addition, Dr. Leonard received equity awards in 2018 commensurate with his new role, consisting of a time-based option to purchase 220,000 shares of our common stock, which was awarded in connection with his promotion, as well as an additional retention award consisting of a performance-based stock option and a performance-based restricted stock unit award, which retention award will vest only if we achieve certain performance criteria by specified dates. These equity awards were made in order to further align the interests of Dr. Leonard with those of our stockholders and to drive achievement of our short- and long-term goals, which will, in turn, increase stockholder value. Dr. Leonard’s 2018 base salary and target bonus and the size and vesting terms of the equity awards granted to Dr. Leonard in 2018 were determined based upon a review of Dr. Leonard’s qualifications and experience in the biopharmaceutical industry, as well as an assessment of the compensation paid to chief executive officers at the companies in our peer group, internal pay equity considerations, Company and individual performance and expected future contributions.

Setting Executive Compensation

Our board of directors and compensation committee annually review the compensation for all of our executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, the compensation committee and the board of directors consider compensation for comparable positions in the market, the qualifications, experience and historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our Company. We generally target a competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, bonus or long-term incentives.

Our board of directors or our compensation committee has historically determined our executives’ compensation. Our compensation committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee then approves, or recommends to the board of directors for approval, the compensation for each executive officer. Compensation determinations for our executive officers are made without members of management present. In 2018, the compensation committee retained the services of Radford, an AON company, as its external compensation consultant, and the board of directors and the compensation committee considered Radford’s input on certain compensation matters as they deemed appropriate.

Role of the Compensation Consultant

We develop our compensation programs after reviewing publicly available compensation data and subscription survey data for our peer group, provided by Radford. For 2018, our compensation committee engaged Radford, as its independent compensation consultant, to advise on executive compensation matters including: overall compensation program design, including the design of our performance-based equity award program, peer group development and updates, and benchmarking executive officer and board of director compensation programs. Radford reports directly to our compensation committee. Our compensation committee has assessed the independence of Radford consistent with Nasdaq listing standards and has concluded that the engagement of Radford does not raise any conflict of interest.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by Radford, establishes a peer group of publicly traded companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:

•	companies whose number of employees, stage of development and market capitalization are similar, though not necessarily identical, to ours;

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States (“U.S.”) whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, our peer group for 2018, as approved by our compensation committee, was comprised of the following 16 companies:

Agios Pharmaceuticals, Inc.	CRISPR Therapeutics, Inc.	Sangamo Therapeutics, Inc.
Audentes Therapeutics, Inc.	Editas Medicine, Inc.	Spark Therapeutics, Inc.
bluebird bio, Inc.	Epizyme, Inc.	Voyager Therapeutics, Inc.
Blueprint Medicines Corporation	Five Prime Therapeutics, Inc.	Wave Life Sciences USA, Inc.
Cellectis, Inc.	Jounce Therapeutics, Inc.
Corvus Pharmaceuticals, Inc.	REGENXBIO Inc.

We believe that the compensation practices of our 2018 peer group provided us with appropriate compensation data for evaluating the competitiveness of the compensation of our named executive officers during 2018.

Notwithstanding any potential similarities with the 2018 peer group, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation potential. In 2018, our compensation committee generally targeted cash compensation for our executive officers at approximately the 60th percentile of our 2018 peer group and long-term incentive compensation at the 60-75th percentile of our 2018 peer group. Although the compensation committee and the board of directors target compensation per the above, they also consider other criteria, including market factors, the experience level of the executive and the executive’s performance against established Company goals, in determining variations to this general target range.

Other Key Performance Factors in Determining Executive Compensation

As the biopharmaceutical industry is characterized by a very long product development cycle, including a lengthy research and development period and a rigorous approval phase involving clinical studies and governmental regulatory and marketing approval, many of the traditional benchmarking metrics, such as product sales, revenues and profits are inappropriate for an early stage biopharmaceutical company such as Intellia. Instead, the specific performance factors our compensation committee considers when determining the compensation of our named executive officers include:

•	key research and development achievements;

•	initiation and progress of preclinical and clinical studies for our product candidates;

•	establishment and maintenance of key strategic relationships and new business initiatives, including financings; and

•	development of organizational capabilities and managing our growth.

These performance factors are considered by our compensation committee and board of directors in connection with our annual performance reviews described below and are a critical component in the determination of annual cash and equity incentive awards for our executives.

2018 Base Salary

We provide base salaries to our named executive officers to compensate them with a fair and competitive base level of compensation for services rendered during the year. Our compensation committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer.

Following the resignation of Dr. Nessan Bermingham as our President and Chief Executive Officer, Dr. Leonard was appointed to serve as our President and Chief Executive Officer, effective as of January 1, 2018. Prior to Dr. Leonard’s appointment to serve as our President and Chief Executive Officer, Dr. Leonard served as our Executive Vice President, Research and Development. In connection with his promotion and based on a comparison of chief executive officers’ base salaries in our peer group, the board of directors determined to increase his annual base salary to $550,000 from $400,000, effective as of January 1, 2018.

Effective January 1, 2018, our compensation committee approved merit increases in base salary for each of our other then-serving named executive officers. The table below sets forth the adjustments to base salary for each of our named executive officers:

Name	2017 Base Salary ($)	2018 Base Salary ($)	% Increase over 2017
John M. Leonard, M.D. (1)	400,000	550,000	37.5%
Glenn G. Goddard (2)	N/A	380,000	N/A
José E. Rivera, J.D.	405,000	417,200	3.0%
Andrew D. Schiermeier, Ph.D. (3)	350,000	415,000	18.6%
Graeme Bell (4)	400,000	417,200	4.3%

(1)	Effective January 1, 2018, Dr. Leonard was promoted from Executive Vice President, Research and Development to President and Chief Executive Officer.
(2)	Mr. Goddard was appointed as Executive Vice President, Chief Financial Officer effective October 29, 2018.
(3)

Dr. Schiermeier was promoted from Senior Vice President, eXtellia Operations to Executive Vice President, Corporate Strategy effective as of April 20, 2018. His base salary of $415,000 became effective as of that date; his base salary from January 1, 2018 through April 19, 2018 was $395,500. In October 2018, Dr. Schiermeier was named Executive Vice President, Development and Corporate Strategy.

(4)	Mr. Bell resigned as Executive Vice President, Chief Financial Officer effective August 3, 2018.

2019 Base Salary

Effective as of January 1, 2019, our board of directors approved merit increases in base salary for each of our named executive officers serving at that time. The table below sets forth the adjustments to base salary for each of our named executive officers serving at the beginning of 2019:

Name	2018 Base Salary ($)	2019 Base Salary ($)	% Increase over 2018
John M. Leonard, M.D.	550,000	559,200	1.7%
Glenn G. Goddard	380,000	383,000	0.8%
José E. Rivera, J.D.	417,200	423,800	1.6%
Andrew D. Schiermeier, Ph.D.	415,000	430,000	3.6%

2018 Annual Cash Incentive Program

Our cash incentive bonus plan motivates and rewards our executives for achievements relative to our goals and expectations for each fiscal year. Each named executive officer has a target bonus opportunity, defined as a percentage of his annual base salary. Following the end of each year, our compensation committee approves (or in the case of our Chief Executive Officer makes recommendations with respect to, and our board of directors approves), annual cash incentive bonuses for our named executive officers. The actual amounts of cash incentive bonuses are determined based on achievement of corporate objectives for the year, as well as consideration of individual accomplishments, for each named executive officer, including our operational performance relative to our plan; the individual executive’s handling of unplanned events and opportunities; and the Chief Executive Officer’s input with respect to the performance of our Company and other executives, as well as their leadership accomplishments. In December 2018, the compensation committee determined that the Company had achieved 100% of its corporate goals for the fiscal year ended December 31, 2018. In light of such achievement, the continued advancement of our initial indications and programs, our maintaining budgetary alignment with major research and development milestones and ending the year with significant cash and cash equivalents, and the significant contributions of our named executive officers and achievement of their individual goals, the board approved cash incentive bonuses for our named executive officers for 2018 at 100-110% of target levels. The cash incentive bonus targets as a percentage of base salary, the target cash incentive bonus amounts in dollars, the actual cash incentive bonus amounts paid to our named executive officers with respect to performance in 2018 and actual cash incentive bonus amounts paid as a percentage of target are set forth in the table below. Mr. Bell resigned as Executive Vice President, Chief Financial Officer effective August 3, 2018 and did not receive a cash incentive bonus for 2018.

Name	2018 Target Cash Incentive Award (% of 2018 Base Salary)	2018 Target Cash Incentive Award Opportunity ($)		2018 Cash Incentive Award Payment ($)	2018 Actual Cash Incentive Award Payment (% of 2018 Target Cash Incentive Award Opportunity)
John M. Leonard, M.D.	55%	302,500		302,500	100%
Glenn G. Goddard	40%	26,652	(1)	26,652	100%
José E. Rivera, J.D.	40%	166,880		166,880	100%
Andrew D. Schiermeier, Ph.D.	40%	166,000		182,600	110%

(1)	Mr. Goddard was appointed as Executive Vice President, Chief Financial Officer effective October 29, 2018. His target and actual cash incentive bonus amounts were pro-rated to reflect his start date.
(2)	Dr. Schiermeier was awarded a bonus equal to 110% of target to reward him for taking on additional, unplanned areas outside the scope of his position, including research.

2019 Annual Cash Incentive Program

On December 18, 2018, our compensation committee approved the annual cash incentive program for 2019. The terms of the 2019 annual cash incentive program are substantially the same as the 2018 annual cash incentive program.

The table below shows the target cash incentive award under the 2019 annual cash incentive program as a percentage of each named executive officer’s annual base salary in 2019, as well as the target cash incentive award opportunity in dollars for 2019.

Name	2019 Target Award (% of Base Salary)	2019 Target Award Opportunity ($)
John M. Leonard, M.D.	55%	307,560
Glenn G. Goddard	40%	153,200
José E. Rivera, J.D.	40%	169,520
Andrew D. Schiermeier, Ph.D.	40%	172,000

In determining the 2019 actual cash incentive compensation for our named executive officers under the 2019 annual cash incentive program, our compensation committee and board of directors will review the performance of the Company and the individual performance of the named executive officers during 2019. Our board of directors retains the discretion under the 2019 annual cash incentive program to adjust upward or downward any bonus award or the bonus pool as it deems appropriate.

Long-Term Incentives

Our long-term incentive program is designed to:

•	reward demonstrated leadership and performance;

•	align our named executive officers’ interests with those of our stockholders;

•	retain our named executive officers through the term of the awards;

•	maintain competitive levels of executive compensation; and

•	motivate our named executive officers for outstanding future performance.

The market for qualified and talented executives in the biopharmaceutical industry is highly competitive and we compete for talent with many companies that have greater resources than we do. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package we offer.

In January 2018, our compensation committee approved the grant of time-vested stock options under our Amended and Restated 2015 Stock Option and Incentive Plan (the “2015 Plan”) to each of Dr. Leonard, Mr. Bell and Mr. Rivera in recognition of achievements and performance during 2017. Dr. Leonard received equity awards in 2018 commensurate with his new role, consisting of a time-based option to purchase 220,000 shares of our common stock, which was awarded in connection with his promotion, as well as a retention award consisting of a performance-based stock option and a performance-based restricted stock unit award, which retention award will vest only if we achieve certain performance criteria by specified dates. These equity awards were made in order to further align the interests of Dr. Leonard with those of our stockholders and to drive achievement of our short- and long-term goals, which will, in turn, increase stockholder value. In May 2018, in connection with his promotion to Executive Vice President, Corporate Strategy, the compensation committee approved a time-based stock option grant to Dr. Schiermeier. In September 2018, in connection with his hire, the compensation committee approved a time-based stock option grant to Mr. Goddard. In December 2018, the compensation committee approved the grant of additional time-vested stock options to each of our then-serving named executive officers. The option exercise price of all stock options is equal to the fair market value of our common stock on the date of grant. Each of the time-based stock options granted to our named executive officers in 2018 vests over four years, with 25% of the shares vesting on the first anniversary of the date of grant and the remainder vesting in 36 equal monthly installments over the following three years, provided that the executive officer remains employed by the Company through the applicable vesting date. The following table sets forth the number of shares of common stock issuable upon exercise of time-based stock options granted to our named executive officers in 2018:

Name	Grant Date	Option Award (# Shares)
John M. Leonard, M.D.	1/25/2018 12/18/2018	220,000 240,000
Glenn G. Goddard	11/1/2018 12/18/2018	90,000 17,750
José E. Rivera, J.D.	1/25/2018 12/18/2018	25,000 71,000
Andrew D. Schiermeier, Ph.D.	5/1/2018 12/18/2018	23,500 81,000
Graeme Bell	1/25/2018	25,000

Performance-based Awards. In March 2018 for all named executive officers who were serving as executive officers at the time and in May 2018 for Dr. Schiermeier, upon his promotion to Executive Vice President, Corporate Strategy, the compensation committee granted performance-based stock options and restricted stock units to the named executive officers, which vest only if we meet specified objective performance criteria. The shares underlying the performance-based equity awards granted to named executive officers other than Mr. Goddard vest as follows, provided that the executive officer remains employed by the Company through the applicable vesting date: (a) 1/3 of the shares underlying the award vest on July 1, 2020 if we have commenced our first human dosing in one of our in vivo programs by such date; (b) 1/3 of the shares underlying the award vest on December 31, 2020 if we have commenced IND enabling studies for one of our in vivo programs in addition to, and other than, ATTR and the program referred to in (a); and (c) 1/3 of the shares underlying the award vest on December 31, 2020 if, as of such date, the FDA has accepted an IND for one of our ex vivo programs. These performance-based grants were made as part of the Company’s executive retention plan. The executive retention plan aims to provide financial incentives to the Company’s executive team to drive sustained value creation and remain with the Company.

In connection with his hire, in September 2018, the compensation committee approved a performance-based stock option grant to Mr. Goddard, which vests as follows: 25% of the shares vest upon a specified financing event (the “Financing”) within 18 months of October 29, 2018, with the remaining 75% of the shares vesting in equal monthly installments thereafter; provided, however, if the Financing closes on or after October 29, 2019, then 25% plus 625 shares for each month between October 29, 2019 and the completion of the Financing will vest immediately upon the completion of the Financing, with the remainder of the shares vesting in equal monthly installments through the third anniversary of the completion of the Financing.

The goals of the board of directors and the compensation committee in selecting metrics for the performance-based component of the long-term incentive program include:

•	alignment with business strategy;

•	driving achievement of our development goals; and

•	creating stockholder value.

The following table sets forth the number of shares of common stock issuable upon exercise of performance-based stock options and the vesting of performance-based restricted stock units granted to our named executive officers in 2018:

Name	Performance- Based Option Award (# Shares)	Performance- Based RSUs (# Shares)
John M. Leonard, M.D.	86,250	43,125
Glenn G. Goddard	30,000	—
José E. Rivera, J.D.	28,750	14,375
Andrew D. Schiermeier, Ph.D.	28,750	14,375
Graeme Bell	28,750	14,375

In addition, in April 2018, the compensation committee modified the performance vesting conditions of certain performance-based stock options granted to Dr. Schiermeier in 2017 to reflect changes in his responsibilities upon his promotion to Executive Vice President, Corporate Strategy. The equity awards granted to our named executive officers during 2018, and the grant date fair value of those awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification, Topic 718 (“FASB ASC 718”), are shown in the 2018 Summary Compensation Table and the Grants of Plan-Based Awards table below.

Benefits and Other Compensation

Other compensation to our executives consists primarily of the broad-based benefits we provide to all full-time employees, including medical, dental and vision insurance, medical and dependent care flexible spending accounts, group life and disability insurance, an employee stock purchase plan and a 401(k) plan. Named executive officers are eligible to participate in all our employee benefit plans, in each case on the same basis as other employees. Pursuant to our employee stock purchase plan, employees, including our named executive officers, have an opportunity to purchase our common stock at a discount on a tax-qualified basis through payroll deductions. The employee stock purchase plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”). The purpose of the employee stock purchase plan is to encourage our employees, including our named executive officers, to become our stockholders and better align their interests with those of our other stockholders.

Our tax-qualified 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their contributions are 100% vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to each participant’s directions. The retirement plan is intended to qualify under Section 401(a) of the Code. Effective January 1, 2018, all eligible and participating employees receive a 401(k) match of 50% on pre-tax contributions, up to the first 6% of eligible compensation.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make him more efficient and effective, and for recruitment and retention purposes. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation or retention purposes.

Our named executive officers are entitled, upon a qualifying termination, to certain severance and/or change in control protections pursuant to their employment agreements.

We do not offer any defined benefit pension plans or nonqualified deferred compensation arrangements for our employees, including our named executive officers.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s principal executive officer and up to three other executive officers (other than the principal financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act, because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met.

Pursuant to the Tax Cuts and Jobs Act of 2017, for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s principal financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently materially modified), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible.

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, the compensation committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals. The compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a nonqualified deferred compensation plan, Section 409A of the Code may apply to certain severance arrangements, bonus arrangements and equity awards. We aim to structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow FASB ASC 718 for our stock-based compensation awards. FASB ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short- and long-term results that are in the best interests of our Company and stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our compensation committee endorses, several controls to address and mitigate compensation-related risk. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive Officer Compensation

2018 Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by and paid during the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)(3)	Stock Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
John M. Leonard, M.D.	2018	550,000	302,500	7,818,005	1,011,713	26,112	9,708,330
President, Chief Executive Officer	2017	395,833	156,170	2,024,297	—	16,574	2,592,874
	2016	300,000	123,750	1,742,134	—	40,984	2,206,868

Glenn G. Goddard (6)	2018	67,718	51,652	1,896,825	—	218	2,016,413
Executive Vice President, Chief Financial Officer

José E. Rivera, J.D.	2018	417,200	166,880	1,688,358	337,238	37,220	2,646,896
Executive Vice President, General Counsel	2017	403,750	180,711	2,234,549	—	34,049	2,853,059
	2016	375,000	154,688	871,067	—	34,701	1,435,456

Andrew D. Schiermeier, Ph.D. (7)	2018	408,934	182,600	2,028,554	295,550	9,668	2,925,306
Executive Vice President, Development and Corporate Strategy

Graeme Bell (8)	2018	265,431	—	934,182	337,238	25,857	1,562,708
Former Executive Vice President, Chief Financial Officer	2017	400,000	178,480	3,170,414	—	49,018	3,797,912

(1)

The 2018 amounts reflect the discretionary annual bonus paid in 2019 for performance in 2018, as discussed under the Compensation Discussion and Analysis section’s 2018 Annual Cash Incentive Program, as well as a $25,000 sign-on bonus paid to Mr. Goddard pursuant to the terms of his employment agreement.

(2)

The amounts reflect the grant date fair value for time-based and performance-based stock option awards granted during the applicable year. The grant date fair value was computed in accordance with FASB ASC 718, disregarding the effect of estimated forfeitures related to service-based vesting. For performance-based stock options, the value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions, which is assumed to be the maximum level of achievement. See note 8 to the financial statements in our 2018 Annual Report regarding assumptions we made in determining the fair value of option awards.

(3)

For Dr. Schiermeier, the amount reported includes an incremental fair value of $362,687 attributable to the modification of the vesting terms of certain performance-based stock options held by him. The modified vesting terms for those options outstanding at December 31, 2018 are described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table below. The remaining portion of such options was cancelled at the end of 2018 as the applicable performance goal was not expected to be met.

(4)

The amounts reflect the grant date fair value for performance-based restricted stock unit awards granted during the applicable year. The grant date fair value was computed in accordance with FASB ASC 718, disregarding the effect of estimated forfeitures related to service-based vesting. The value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions, which is assumed to be the maximum level of achievement. See note 8 to the financial statements in our 2018 Annual Report for the year ended December 31, 2018 regarding assumptions we made in determining the fair value of stock awards.
(5)

The amounts reported for 2018 represent (i) life insurance premiums paid on behalf of each of the named executive officers, (ii) 401(k) match, (iii) travel expenses related to travel between Dr. Leonard’s, Mr. Bell’s and Mr. Rivera’s home office and our headquarters in Massachusetts and (iv) lodging expenses for Mr. Bell and Mr. Rivera in Massachusetts.

(6)	Mr. Goddard was appointed Executive Vice President, Chief Financial Officer effective October 29, 2018. His annualized base salary for 2018 was $380,000.
(7)

Effective April 20, 2018, Dr. Schiermeier was promoted to Executive Vice President, Corporate Strategy. In October 2018, Dr. Schiermeier was named Executive Vice President, Development and Corporate Strategy.

(8)	Mr. Bell resigned as Executive Vice President, Chief Financial Officer effective August 3, 2018. His annualized base salary for 2018 was $417,200.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards during the fiscal year ended December 31, 2018 to the Company’s named executive officers.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Stock and Option Awards ($/share)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
John M. Leonard, M.D.	1/25/2018		220,000	22.78	3,741,716
	3/21/2018	86,250		23.46	1,526,961
	3/21/2018	43,125			1,011,713
	12/18/2018		240,000	14.58	2,549,328

Glenn G. Goddard	11/1/2018		90,000	19.27	1,258,119
	11/1/2018	30,000		19.27	450,162
	12/18/2018		17,750	14.58	188,544

José E. Rivera, J.D.	1/25/2018		25,000	22.78	425,195
	3/21/2018	28,750		23.46	508,987
	3/21/2018	14,375			337,238
	12/18/2018		71,000	14.58	754,176

Andrew D. Schiermeier, Ph.D.	5/1/2018		23,500	20.56	359,856
	5/1/2018	28,750		20.56	445,614
	5/1/2018	14,375			295,550
	12/18/2018		81,000	14.58	860,398

Graeme Bell	1/25/2018		25,000	22.78	425,195
	3/21/2018	28,750		23.46	508,987
	3/21/2018	14,375			337,238

(1)

Options and restricted stock units subject to performance-based vesting criteria established by the compensation committee and described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table below. There are no threshold or maximum amounts for performance-based restricted stock units and, accordingly, those columns have been omitted.

(2)	Options subject to time-based vesting criteria established by the compensation committee and described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table below.
(3)	The exercise price of these stock options is equal to the closing price of our common stock on the Nasdaq Global Market on the grant date.
(4)

Amounts represent the grant date fair value of the named executive officer’s stock options and restricted stock units, calculated in accordance with FASB ASC 718. For purposes of these calculations, we have disregarded the estimate of forfeitures related to service-based vesting conditions.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding all outstanding equity awards held by each of our named executive officers on December 31, 2018. Mr. Bell did not hold any outstanding equity awards as of December 31, 2018.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Non-Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units Not Vested (#)	Market Value of Shares or Units Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Share Units or Other Rights That Have Not Vested (#)(2)	Market Value of Shares or Units Not Vested ($)(3)
John M. Leonard, M.D.	2/3/2016	248,082	102,152			6.83	2/2/2026
	1/6/2017	45,520	49,480			13.88	1/5/2027
	12/12/2017	18,125	54,375			18.30	12/11/2027
	1/25/2018		220,000			22.78	1/24/2028
	3/21/2018			86,250		23.46	3/20/2028
	3/21/2018									43,125	588,656
	12/18/2018		240,000			14.58	12/17/2028

Glenn G. Goddard	11/1/2018		90,000			19.27	10/31/2028
	11/1/2018			30,000	(4)	19.27	10/31/2028
	12/18/2018		17,750			14.58	12/17/2028

José E. Rivera, J.D.	2/3/2016	124,041	51,076			6.83	2/2/2026
	1/6/2017	55,104	59,896			13.88	1/5/2027
	12/12/2017	18,125	54,375			18.30	12/11/2027
	1/25/2018		25,000			22.78	1/24/2028
	3/21/2018			28,750		23.46	3/20/2028
	3/21/2018									14,375	196,219
	12/18/2018		71,000			14.58	12/17/2028

Andrew D. Schiermeier, Ph.D.	1/3/2017			15,000	(5)	13.48	1/2/2027
	1/3/2017	86,875	78,125			13.48	1/2/2027
	12/12/2017	6,875	20,625			18.30	12/11/2027
	5/1/2018			28,750		20.56	4/30/2028
	5/1/2018									14,375	196,219
	5/1/2018		23,500			20.56	4/30/2028
	12/18/2018		81,000			14.58	12/17/2028

(1)

Except as otherwise noted, time-based stock options vest over four years, with 25% of the shares vesting on the first anniversary of the date of grant and the remainder vesting in 36 equal monthly installments over the following three years.

(2)

Except as otherwise noted, performance-based stock options and restricted stock units vest as follows, provided that the executive officer remains employed by the Company through the applicable vesting date: (a) 1/3 of the shares underlying the award vest on July 1, 2020 if we have commenced our first human dosing in one of our in vivo programs by such date; (b) 1/3 of the shares underlying the award vest on December 31, 2020 if we have commenced IND enabling studies for one of our in vivo programs other than, and in addition to, ATTR and the program referred to in (a); and (c) 1/3 of the shares underlying the award vest on December 31, 2020 if, as of such date, the FDA has accepted an IND for one of our ex vivo programs.

(3)	Based on a price of $13.65 per share, which was the closing price per share of our common stock as reported by the Nasdaq Global Market on December 31, 2018, the last trading day of 2018.
(4)

This stock option vests as follows provided that the executive officer remains employed by the Company through the applicable vesting date: 25% of the shares vest upon the occurrence of a Financing within 18 months of October 29, 2018, with the remaining 75% of the shares vesting in equal monthly installments thereafter; provided, however, if the Financing closes on or after October 29, 2019, then 25% plus 625 shares for each month between October 29, 2019 and the completion of the Financing will vest immediately upon the completion of the Financing, with the remainder of the shares vesting in equal monthly installments through the third anniversary of the completion of the Financing.

(5)

In April 2018, the compensation committee modified the performance vesting conditions of certain performance-based stock options granted to Dr. Schiermeier in 2017 to reflect changes in his responsibilities upon his promotion to Executive Vice President, Corporate Strategy. Under these modified terms, this stock option vests at 100% upon the successful progression of the Company’s first ex vivo product candidate designation by January 1, 2020, provided that the named executive officer remains employed by the Company through the applicable vesting date.

Option Exercises and Stock Vested

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and the vesting of restricted stock awards during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John M. Leonard, M.D.	—	—	76,478	1,910,529
Glenn G. Goddard	—	—	—	—
José E. Rivera, J.D.	—	—	38,239	955,269
Andrew D. Schiermeier, Ph.D.	—	—	—	—
Graeme Bell	83,125	1,127,384	—	—

(1)

Value realized on exercise of stock option awards does not represent proceeds from the sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the per share exercise price of the option and the closing price of a share of our common stock on the Nasdaq Global Market at each time of exercise.

(2)

The value realized on vesting is based on the closing market price per share of our common stock on the Nasdaq Global Market on the vesting date, multiplied by the number of restricted stock awards that vested.

Employment, Severance and Change in Control Arrangements

In April 2018, we entered into amended and restated employment agreements with each of our named executive officers serving at that time. In October 2018, we entered into an employment agreement of similar form with Mr. Goddard in connection with his hire. Each of our named executive officers is employed at will. The material terms of the employment agreements with our named executive officers are summarized below.

John M. Leonard, M.D. On April 13, 2018, we entered into an amended and restated employment agreement with Dr. Leonard for the position of President and Chief Executive Officer. Dr. Leonard currently receives an annual base salary of $559,200, which is subject to review and adjustment in accordance with Company policy. Dr. Leonard is also eligible for an annual incentive bonus targeted at 55% of his base salary. Dr. Leonard is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Glenn G. Goddard On October 29, 2018, we entered into an employment agreement with Mr. Goddard for the position of Executive Vice President and Chief Financial Officer. Mr. Goddard currently receives an annual base salary of $383,000, which is subject to review and adjustment in accordance with Company policy. Mr. Goddard is also eligible for an annual incentive bonus targeted at 40% of his base salary. Mr. Goddard is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

José E. Rivera, J.D. On April 13, 2018, we entered into an amended and restated employment agreement with Mr. Rivera for the position of Executive Vice President and General Counsel. Mr. Rivera currently receives an annual base salary of $423,800, which is subject to review and adjustment in accordance with Company policy. Mr. Rivera is also eligible for an annual incentive bonus targeted at 40% of his base salary. Mr. Rivera is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Andrew D. Schiermeier, Ph.D. On April 20, 2018, we entered into an amended and restated employment agreement with Dr. Schiermeier for the position of Executive Vice President, Corporate Strategy. Dr. Schiermeier currently receives an annual base salary of $430,000, which is subject to review and adjustment in accordance with Company policy. Dr. Schiermeier is also eligible for an annual incentive bonus targeted at 40% of his base salary. Dr. Schiermeier is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Graeme Bell. On April 13, 2018, we entered into an amended and restated employment agreement with Mr. Bell for the position of Executive Vice President and Chief Financial Officer. Mr. Bell’s employment terminated effective as of August 3, 2018.

Each of our named executive officers has entered into a standard form agreement with respect to proprietary information and assignment of inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment. Such agreement also provides that during the period of the named executive officer’s employment and for six months thereafter, the named executive officer will not compete with us and will not solicit our employees, consultants, customers or suppliers. With respect to Mr. Goddard, on October 29, 2018, we entered into a non-competition agreement under which we have agreed to pay him 50% of his base salary if we decide to enforce the non-competition obligation following the period of his employment, provided that any severance payments Mr. Goddard is entitled to receive will be reduced by the amount that Mr. Goddard is entitled to receive under his employment agreement if the non-compete is enforced.

Pursuant to the employment agreements with our named executive officers, if a named executive officer’s employment is terminated by us without cause, as defined in the employment agreements, or by the named executive officer for good reason, as defined in the employment agreements, and subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the named executive officer will be entitled to receive: (i) an amount equal to 12 months of base salary in the case of Dr. Leonard, or nine months of base salary in the case of the other named executive officers, in each case, payable in substantially equal installments over the 12 or nine months following termination, as applicable, and (ii) if the named executive officer is participating in our group health plan immediately prior to his termination, a monthly cash payment until 12 months following termination in the case of Dr. Leonard, or nine months following termination in the case of the other named executive officers, or, if earlier, the end of the executive officer’s COBRA health continuation period, in an amount equal to the amount that we would have made to provide health insurance to the executive officer had he remained employed with us. In addition, except as otherwise provided in the applicable award agreement, all equity awards held by the named executive officer or by entities to which the named executive officer has properly transferred such awards that would have vested in the 12-month period following termination in the case of Dr. Leonard or the nine-month period following termination in the case of the other named executive officers had the named executive officer remained employed by us during such period will accelerate and vest as of the date of termination. In lieu of the payments and benefits described above, in the event that the named executive officer’s employment is terminated by us without cause or the named executive officer resigns for good reason, in either case within 24 months following a change in control, as defined in the employment agreements, subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the named executive officer will be entitled to receive (i) a lump sum cash payment equal to two times in the case of Dr. Leonard, or 1.5 times in the case of the other named executive officers the sum of (A) the officer’s then-current base salary, or the officer’s base salary in effect immediately prior to the change in control, if higher, and (B) the officer’s target annual cash incentive compensation for the then-current year, (ii) if the officer is participating in our group health plan immediately prior to his termination, a monthly cash payment until 18 months following termination or, if earlier, the end of the officer’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) except as otherwise provided in the applicable award agreement, (A) if the named executive officer was employed by the Company for at least six consecutive months immediately prior to the change in control, full acceleration of all equity awards held by the officer or by entities to whom the officer has properly transferred such awards or (B) if the named executive officer was employed by the Company for less than six consecutive months immediately prior to the change in control, acceleration of 50% of all equity awards held by the officer or by entities to whom the officer has properly transferred such awards.

Estimated Payment and Benefits Upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer who was employed on December 31, 2018 under our current employment agreements in various termination and change in control situations has been estimated in the tables below. The value of the equity vesting acceleration was calculated for each of the tables below based on the assumption that the change in control and the named executive officer’s employment termination occurred on December 31, 2018. Mr. Bell’s employment terminated effective as of August 3, 2018 and Mr. Bell did not receive any severance payments or benefits in connection with his resignation. The per share closing price of the Company’s stock on the Nasdaq Global Market as of December 31, 2018 was $13.65, which was used as the value of a share of the Company’s stock in the change in control for the calculations below. The value of the option vesting acceleration was calculated by multiplying the number of shares underlying unvested options subject to vesting acceleration as of December 31, 2018, by the difference between the per share closing price of the Company’s stock as of December 31, 2018, and the per share exercise price for such shares underlying unvested options. The value of restricted stock unit vesting acceleration was calculated by multiplying the number of unvested restricted stock units subject to vesting acceleration as of December 31, 2018, by the per share closing price of the Company’s stock as of December 31, 2018.

John M. Leonard, M.D.

The following table describes the potential payments and benefits upon employment termination for Dr. Leonard, as if his employment terminated as of December 31, 2018.

Executive Benefits and Payment upon Termination	Resignation For Good Reason Not in Connection with a Change in Control ($)		Termination by Company without Cause Not in Connection with a Change in Control ($)		Termination by Company without Cause or Voluntary Resignation for Good Reason within 24 Months Following a Change in Control ($)
Compensation:
Cash Severance	550,000	(1)	550,000	(1)	1,705,000	(2)
Acceleration of Equity Awards	597,152	(3)	597,152	(3)	1,285,333	(4)
Health Care Continuation	—	(5)	—	(5)	—	(5)

Total	1,147,152		1,147,152		2,990,333

(1)	12 months base salary continuation.
(2)	Two times the sum of (a) 2018 base salary, and (b) 2018 target annual cash incentive compensation.
(3)	Value attributable to 12 months of acceleration of outstanding equity awards.
(4)	Value attributable to acceleration of 100% of outstanding equity awards.
(5)	Dr. Leonard was not participating in our group health plan immediately prior to December 31, 2018.

Glenn G. Goddard

The following table describes the potential payments and benefits upon employment termination for Mr. Goddard, as if his employment terminated as of December 31, 2018.

Executive Benefits and Payment upon Termination	Resignation For Good Reason Not in Connection with a Change in Control ($)		Termination by Company without Cause Not in Connection with a Change in Control ($)		Termination by Company without Cause or Voluntary Resignation for Good Reason within 24 Months Following a Change in Control ($)
Compensation:
Cash Severance	285,000	(1)	285,000	(1)	609,578	(2)
Acceleration of Equity Awards	—	(3)	—	(3)	—	(4)
Health Care Continuation	16,898	(5)	16,898	(5)	33,795	(6)

Total	301,898		301,898		643,773

(1)	Nine months base salary continuation.
(2)	One and a half times the sum of (a) 2018 base salary, and (b) 2018 target annual cash incentive compensation.
(3)	Value attributable to nine months of acceleration of outstanding equity awards.
(4)	Value attributable to acceleration of 50% of outstanding equity awards.
(5)	Payment of the COBRA health insurance premiums until the earlier of (a) nine months following the date of termination, or (b) the end of the COBRA health continuation period.
(6)	Payment of the COBRA health insurance premiums until the earlier of (a) 18 months following the date of termination, or (b) the end of the COBRA health continuation period.

José E. Rivera, J.D.

The following table describes the potential payments and benefits upon employment termination for Mr. Rivera, as if his employment terminated as of December 31, 2018.

Executive Benefits and Payment upon Termination	Resignation For Good Reason Not in Connection with a Change in Control ($)		Termination by Company without Cause Not in Connection with a Change in Control ($)		Termination by Company without Cause or Voluntary Resignation for Good Reason within 24 Months Following a Change in Control ($)
Compensation:
Cash Severance	312,900	(1)	312,900	(1)	876,120	(2)
Acceleration of Equity Awards	223,935	(3)	223,935	(3)	544,557	(4)
Health Care Continuation	16,898	(5)	16,898	(5)	33,795	(6)

Total	553,733		553,733		1,454,472

(1)	Nine months base salary continuation.
(2)	One and a half times the sum of (a) 2018 base salary, and (b) 2018 target annual cash incentive compensation.
(3)	Value attributable to nine months of acceleration of outstanding equity awards.
(4)	Value attributable to acceleration of 100% of outstanding equity awards.
(5)	Payment of the COBRA health insurance premiums until the earlier of (a) nine months following the date of termination, or (b) the end of the COBRA health continuation period.
(6)	Payment of the COBRA health insurance premiums until the earlier of (a) 18 months following the date of termination, or (b) the end of the COBRA health continuation period.

Andrew D. Schiermeier, Ph.D.

The following table describes the potential payments and benefits upon employment termination for Dr. Schiermeier, as if his employment terminated as of December 31, 2018.

Executive Benefits and Payment upon Termination	Resignation For Good Reason Not in Connection with a Change in Control ($)		Termination by Company without Cause Not in Connection with a Change in Control ($)		Termination by Company without Cause or Voluntary Resignation for Good Reason within 24 Months Following a Change in Control ($)
Compensation:
Cash Severance	311,250	(1)	311,250	(1)	871,500	(2)
Acceleration of Equity Awards	4,781	(3)	4,781	(3)	212,050	(4)
Health Care Continuation	16,898	(5)	16,898	(5)	33,795	(6)

Total	332,929		332,929		1,117,345

(1)	Nine months base salary continuation.
(2)	One and a half times the sum of (a) 2018 base salary, and (b) 2018 target annual cash incentive compensation.
(3)	Value attributable to nine months of acceleration of outstanding equity awards.
(4)	Value attributable to acceleration of 100% of outstanding equity awards.
(5)	Payment of the COBRA health insurance premiums until the earlier of (a) nine months following the date of termination, or (b) the end of the COBRA health continuation period.
(6)	Payment of the COBRA health insurance premiums until the earlier of (a) 18 months following the date of termination, or (b) the end of the COBRA health continuation period.

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders(1)	5,146,736	$15.63	(2)	3,226,653	(3)
Equity compensation plans not approved by stockholders	—	—		—

Total	5,146,736	$15.63		3,226,653

(1)	Includes the following plans: our 2015 Plan and the 2016 Employee Stock Purchase Plan (the “2016 ESPP”).
(2)	Since RSUs do not have any exercise price, such units are not included in the weighted-average exercise price calculation.
(3)

As of December 31, 2018, a total of 2,158,306 shares of our common stock have been reserved for issuance pursuant to the 2015 Plan, which number excludes the 1,808,979 shares that were added to the plan as a result of the automatic annual increase on January 1, 2019. The 2015 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2017, by 4% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, that expire or are otherwise terminated, other than by exercise, under the 2015 Plan will be added back to the shares of common stock available for issuance under the 2015 Plan. As of December 31, 2018, a total of 1,068,347 shares of our common stock have been reserved for issuance pursuant to the 2016 ESPP, which number excludes the 452,244 shares that were added to the plan as a result of the automatic annual increase on January 1, 2019. The 2016 ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2017, by the lesser of 500,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by the compensation committee. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

Director Compensation *

The table below shows all compensation paid to our non-employee directors during 2018.

Name (1)	Fees Paid In Cash ($) (2)	Option Awards ($) (3) (4)	Total($)
Caroline Dorsa	58,500	351,076	409,576
Jean-François Formela, M.D.	—	351,076	351,076
Jesse Goodman, M.D., M.P.H.(5)	6,116	509,797	515,912
Perry Karsen	77,000	351,076	428,076
Frank Verwiel, M.D.	46,000	351,076	397,076

(1)

The aggregate number of shares of our common stock underlying stock options outstanding as of December 31, 2018 for the non-employee members of the board of directors were: Ms. Dorsa 69,764; Dr. Formela 61,529; Dr. Goodman 38,000; Mr. Karsen 69,764; and Dr. Verwiel 57,000.

(2)

Amounts represent cash compensation for services rendered by each member of the board of directors. Dr. Formela waived his right to receive cash compensation for his service on our board of directors during 2018.

(3)

In 2018, each of Ms. Dorsa, Dr. Formela, Dr. Verwiel and Mr. Karsen was granted an option to purchase 19,000 shares of common stock. Dr. Goodman was granted an option to purchase 38,000 shares of common stock upon his initial election to the board of directors.

(4)

Amounts shown reflect the grant date fair value of option awards granted during 2018. The grant date fair value was computed in accordance with FASB ASC 718, disregarding the effect of estimated forfeitures related to service-based vesting. See note 8 to the financial statements in our 2018 Annual Report regarding assumptions we made in determining the fair value of option awards.

(5)	Dr. Goodman was elected to the board of directors in October 2018.
*	Dr. Fred Cohen was elected to the board of directors in January 2019 and therefore did not receive any compensation during 2018.

During 2018, we did not provide any cash compensation to Dr. Leonard for his service as a director. Compensation paid to Dr. Leonard as an executive officer during 2018 is set forth under “Executive Officer Compensation—Summary Compensation Table.”

Under our director compensation program, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairman of each committee receives a higher retainer for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our board of directors. The fees paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee	Chairman Additional Annual Fee
Board of Directors	$35,000	$30,000
Audit Committee	7,500	7,500
Compensation Committee	5,000	5,000
Nominating and Corporate Governance Committee	3,500	3,500

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our board of director and committee meetings.

In addition, under our current director compensation program, each non-employee director, upon his or her initial election to our board of directors, receives an option to purchase 38,000 shares of our common stock. These options vest over the three years following the grant date with 331/3% of the total award vesting one year after the date of grant and the remaining portion of the award vesting thereafter in substantially equal quarterly installments over the next two years, subject to continued service through such date. On the date of each annual meeting of stockholders of our company, each non-employee director is granted a non-qualified stock option to purchase 19,000 shares of common stock, which vests and becomes fully exercisable upon the earlier to occur of the first anniversary of the grant date or the date of the next annual meeting of stockholders following the date of grant, subject to continued service as a director through such date. All options issued to our non-employee directors under our director compensation program will become exercisable in full upon a change in control of our company. In addition, the form of option agreement gives non-employee directors up to three months and one day following cessation of service as a director to exercise the options, to the extent vested at the date of such cessation, provided that the director has not been removed for cause. The exercise price of these options is equal to the fair market value of our common stock on the date of grant. This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this proxy statement, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF INTELLIA THERAPEUTICS, INC.

Jean-François Formela, M.D., Chairperson Caroline Dorsa

Fred Cohen, M.D., D.Phil.

Perry Karsen

April 16, 2019

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere under the Executive Officer and Director Compensation section of this proxy statement, below we describe transactions since January 1, 2018 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Caribou Biosciences, Inc.

Relationships with Caribou

Caribou Therapeutics Holdco, LLC, a holding company owned and managed by Caribou Biosciences, Inc. (“Caribou”), was a greater-than-5% stockholder in our company as of December 31, 2018.

License Agreement

In July 2014, we entered into a license agreement with Caribou, as subsequently amended and supplemented, for an exclusive, worldwide license for human therapeutic, prophylactic, and palliative uses, except for anti-fungal and anti-microbial uses, as well as companion diagnostics to our product or product candidates, defined in the license agreement as our field of use, of any CRISPR/Cas9-related patents and applications owned, controlled or licensed by Caribou. The license agreement also included exclusive rights in our field of use to any CRISPR/Cas9-related IP developed by Caribou after July 16, 2014 and through a cut-off date, which has occurred. We also granted Caribou an exclusive, royalty-free, worldwide license, with the right to sublicense, to any CRISPR/Cas9 patents, patent applications and know-how in Caribou’s retained fields of use owned or controlled by us between July 16, 2014 and a cut-off date, which has occurred. The term of the Caribou license is until the expiration of the last-to-expire patent right that is licensed to either party.

Invention Management Agreement

On December 15, 2016, we entered into a Consent to Assignments, Licensing and Common Ownership and Invention Management Agreement, with The Regents of the University of California, University of Vienna, Dr. Emmanuel Charpentier, Caribou, CRISPR Therapeutics AG, ERS Genomics Ltd. and TRACR Hematology Ltd. (the “Invention Management Agreement”). Under the Invention Management Agreement, Dr. Charpentier retroactively consented to The Regents of the University of California and University of Vienna’s CRISPR/Cas9 license to Caribou, as well as Caribou’s sublicensing to Intellia certain of its rights to CRISPR/Cas9 IP co-owned by The Regents of the University of California, University of Vienna and Dr. Charpentier (“UC/Vienna/Charpentier”), subject to the restrictions of our license from Caribou. Under the agreement, the parties commit to maintain and coordinate the prosecution, defense and enforcement of the UC/Vienna/Charpentier CRISPR/Cas9 patent portfolio worldwide, and each of the co-owners of the IP grants cross-consents to all existing and future licenses and sublicenses of the rights of another co-owner. The Invention Management Agreement also includes retroactive approval by certain parties of certain prior assignments of interests in patent rights to other parties, and provides for, among other things, (i) good faith cooperation among the parties regarding patent maintenance, defense and prosecution, (ii) cost-sharing arrangements, and (iii) notice of and coordination in the event of third-party infringement of the subject patents. Unless earlier terminated by the parties, the Invention Management Agreement will continue in effect until the later of the last expiration date of the UC/Vienna/Charpentier patents underlying the CRISPR/Cas9 technology, or the date on which the last underlying patent application is abandoned.

Novartis Institutes for BioMedical Research, Inc.

Relationship with Novartis

Novartis is a greater-than-5% stockholder in our company.

License and Collaboration Agreement

In December 2014, we entered into a license and collaboration agreement with Novartis, primarily focused on the development of new ex vivo CRISPR/Cas9-based therapies using chimeric antigen receptor T cells (“CAR-T cells”) and hematopoietic stem cells (“HSCs”).

Under the terms of the collaboration, we and Novartis may research potential therapeutic, prophylactic and palliative ex vivo applications of the CRISPR/Cas9 technology in HSCs and CAR-T cells and a limited number of in vivo applications, subject to certain conditions. The collaboration is also governed by research plans for each of the HSC and CAR-T cell programs that outline the parties’ responsibilities, anticipated timelines of and budgets for the programs, and is overseen by a joint steering committee (“JSC”) formed by representatives from both companies. Among other activities, the JSC reviews the collaboration program and forms subcommittees to evaluate and nominate the pool of potential research targets and approve the research plans for the HSC and CAR-T cell programs.

Under this agreement, we received an upfront technology access payment of $10.0 million and are entitled to additional technology access fees of $20.0 million and quarterly research payments of $1.0 million, or up to $20.0 million in the aggregate, during the five-year research term. In addition, for a number of products under the collaboration, subject to certain conditions, we may be eligible to receive (i) up to $30.3 million in development milestones, including for the filing of an IND and for the dosing of the first patient in each of Phase IIa, Phase IIb and Phase III clinical trials, (ii) up to $50.0 million in regulatory milestones for the product’s first indication, including regulatory approvals in the U.S and the European Union (“EU”), (iii) up to $50.0 million in regulatory milestones for the product’s second indication, if any, including U.S. and EU regulatory approvals, (iv) royalties on net sales in the mid-single-digits, and (v) net sales milestone payments of up to $100.0 million. We are also eligible to receive payments for: (i) each additional HSC target selected by Novartis beyond its initial defined allocation, (ii) each in vivo target that Novartis selects and (iii) any exercise by Novartis of certain license options under the agreement. Upon completion of the research collaboration term in December 2019, Novartis has the option to internalize the Intellia platform for a $50.0 million fee, which will allow them to select a limited number of additional CRISPR/Cas9 genome editing targets over five years. Up to $20.0 million of the internalization fee will be credited towards any milestone payments for any additional post-internalization targets (up to $4.0 million per target). Additionally, at the inception of the arrangement at which time Intellia was a privately-held company, Novartis invested $9.0 million to purchase our Class A-1 and Class A-2 Preferred Units. The difference between the cash proceeds received from Novartis for the units and the $11.6 million estimated fair value of those units at the date of issuance was determined to be $2.6 million. Accordingly, $2.6 million of the upfront technology access payment was allocated to record the preferred units purchased by Novartis at fair value.

On December 3, 2018, we entered into an amendment to the license and collaboration agreement with Novartis. The amendment expands the scope of the existing license and collaboration agreement to include the ex vivo development of CRISPR/Cas9-based cell therapies using a type of ocular stem cell, primarily against gene targets selected by Novartis, in exchange for a one-time payment of $10.0 million which we received in December 2018. As part of the amendment, Intellia rights to Novartis’ lipid nanoparticle technology were expanded to include use on all genome editing applications in both in vivo and ex vivo settings.

The collaboration term ends in December 2019. The term of the agreement expires on the later of (i) the expiration of Novartis’ payment obligations under the agreement and (ii) the date of expiration of the last-to-expire of the patent rights licensed to us or Novartis under the agreement. Novartis’ royalty payment obligations expire on a country-by-country and product-by-product basis upon the later of (i) the expiration of the last valid claim of the royalty-bearing patents covering such product in such country or (ii) 10 years after the first commercial sale of such product in such country. We may terminate the agreement if Novartis or its affiliates institute a patent challenge against our IP rights, and all improvements thereto, licensed to Novartis under the agreement. Novartis may terminate the agreement, without cause, upon 90 days’ written notice to us subject to certain conditions, including its payment of any accrued and future obligations as if the collaboration had continued through December 2019. Either party may terminate the agreement in the event of the other party’s uncured material breach or bankruptcy or insolvency-related events.

Regeneron Pharmaceuticals, Inc.

Relationship with Regeneron

Regeneron is a greater-than-5% stockholder in our company.

License and Collaboration Agreement

In April 2016, we entered into a license and collaboration agreement with Regeneron. The agreement includes two components: i) a product development component to research, develop and commercialize CRISPR/Cas-based therapeutic products primarily focused on genome editing in the liver and ii) a technology collaboration component, pursuant to which we and Regeneron will engage in research and development activities aimed at discovering and developing novel technologies and improvements to CRISPR/Cas technology to enhance our genome editing platform. Under this agreement, we also may access the Regeneron Genetics Center and proprietary mouse models to be provided by Regeneron for a limited number of our liver programs.

Under the terms of the six-year collaboration, Regeneron may obtain exclusive rights for up to 10 targets to be chosen by Regeneron during the collaboration term, subject to a target selection process and various adjustments and limitations set forth in the agreement. Of these 10 total targets, Regeneron may select up to five non-liver targets, while the remaining targets must be focused in the liver. Certain non-liver targets from our ongoing and planned research at the time, as well as any targets included in another of our collaborations, are excluded from this collaboration. At the inception of the agreement, Regeneron selected the first of its 10 targets, ATTR, which is subject to a Co-Development and Co-Promotion Agreement (“Co/Co Agreement”) between us and Regeneron.

Research activities under the collaboration will be governed by evaluation and research and development plans that will outline the parties’ responsibilities under, anticipated timelines of and budgets for, the various programs. We will assist Regeneron with the preliminary evaluation of its selected liver targets, and Regeneron will be responsible for preclinical research and conducting clinical development, manufacturing and commercialization of products directed to each of its exclusive targets. We may assist, as requested by Regeneron, with the later discovery and research of product candidates directed to any selected target. For each selected target, Regeneron is required to use commercially reasonable efforts to submit regulatory filings necessary to achieve IND acceptance for at least one product directed to each applicable target, and following IND acceptance for at least one product, to develop and commercialize such product.

We retain the exclusive right to solely develop products via CRISPR genome editing directed against certain specified genetic targets. During the collaboration term and subject to a target selection process, we have the right to choose additional liver targets for our own development using commercially reasonable efforts. Certain targets that either we or Regeneron select during the term may be subject to further co-development and co-commercialization arrangements at our or Regeneron’s option, as applicable, which either can exercise pursuant to defined conditions.

In connection with this collaboration, we received a nonrefundable upfront payment of $75.0 million. In addition, we may be eligible to earn, on a per-licensed target basis, up to $25.0 million, $110.0 million and $185.0 million in development, regulatory and sales-based milestone payments, respectively. We are also eligible to earn royalties ranging from the high-single-digits to low teens, in each case, on a per-product basis, which royalties are potentially subject to various reductions and offsets and are further subject to our existing low- to mid-single-digit royalty obligations under our Caribou license agreement.

Regeneron also purchased $50.0 million of our common stock in a private placement under a stock purchase agreement concurrent with our initial public offering.

The collaboration term ends in April 2022, except that Regeneron may make a one-time payment of $25.0 million to extend the term for an additional two-year period. The agreement will continue until the date when no royalty or other payment obligations are due, unless earlier terminated in accordance with the terms of the agreement. Regeneron’s royalty payment obligations expire on a country-by-country and product-by-product basis upon the later of (i) the expiration of the last valid claim of the royalty-bearing patents covering such product in such country, (ii) 12 years from the first commercial sale of such product in such country, or (iii) the expiration of regulatory exclusivity for such product. We may terminate the agreement on a target-by-target basis if Regeneron or any of its affiliates institutes a patent challenge against our CRISPR/Cas or certain other background patent rights. We may also terminate the agreement on a target-by-target basis if Regeneron does not proceed with the development of a product directed to a selected target within specified periods of time. Regeneron may terminate the agreement, without cause, upon 180 days written notice to us, either in its entirety or on a target-by-target basis, in which event, certain rights in the terminated targets and associated IP revert to us, as described in the agreement. Following such termination, we may owe Regeneron royalties, in certain circumstances, up to the low- to mid-single-digits on any terminated targets that we subsequently commercialize on a product-by-product basis for a period of 12 years after the first commercial sale of any such products. Either party may terminate the agreement either in its entirety or with respect to the technology collaboration or one or more of the targets selected by Regeneron, in the event of the other party’s uncured material breach.

On July 20, 2018, we and Regeneron finalized the form of the Co/Co Agreement that will be used as the basis for each Co/Co Agreement directed to a target. Simultaneously, we and Regeneron executed the Co/Co Agreement directed to the first collaboration target, ATTR, for which we are the clinical and commercial Lead Party (see below). As such, Regeneron will be the Participating Party (as defined below), and will share equally in worldwide development costs and profits as long as it funds half of the defined research and development costs attributable to the ATTR program.

Under the Co/Co Agreement, Regeneron has the right to exercise up to at least five co-development and co-promotion options on our liver targets (other than our reserved liver targets), while we may exercise at least one co-development and co-promotion option on Regeneron’s liver targets, the exact number of co-development and co-promotion options being subject to certain conditions of the target selection process. Co-development and co-promotion options must be exercised (or forfeited) once a target reaches a defined preclinical stage. Within 15 days of exercising the option, the party exercising the option must pay $1.5 million to the other party as compensation for prior work. The ATTR program was exempted from this payment. One Party will be the “Lead Party” and the other Party the “Participating Party”. The Lead Party shall have control and primary responsibility for the development, manufacturing, regulatory and commercial activities. The Participating Party shall have the right to consult on these activities through its participation on the joint development and commercialization committee and will have the right to co-fund development and commercialization activities in exchange for a share of profits. In general, the parties will share equally in defined worldwide development costs and profits of any future products. Prior to reaching a specific development milestone, the Participating Party may elect to reduce its share of defined worldwide development costs and profits by 50 percent.

Either party may terminate by providing 180 days written notice. If we terminate, the product becomes a Regeneron product, and is subject to all future milestone and royalty payment obligations under the license and collaboration agreement. If Regeneron terminates and has contributed at least $5.0 million in development costs, we will pay low- to mid-single digit royalties on the net sales of the product, depending on co-funding percentage, stage at termination and, if any, Regeneron IP (as defined in the Co/Co Agreement) incorporated into the product.

Limitation of Liability and Indemnification of Officers and Directors

Our second amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our second amended and restated by-laws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated by-laws require that we advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions. Our second amended and restated by-laws also provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

The limitation of liability and indemnification provisions included in our second amended and restated certificate of incorporation, second amended and restated by-laws and in indemnification agreements that we entered into or may in the future enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Policies and Procedures for Related Party Transactions

We have adopted a related party transaction approval policy that governs the review of related party transactions. Pursuant to this written policy, if we enter into a transaction involving over $120,000 with any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related party, our audit committee must approve such transaction. Any such transaction must either first be presented to our audit committee for review, consideration or approval, or, if advance review by the committee is not feasible, be reviewed, considered or approved by the committee at its next regularly scheduled meeting. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction must be disclosed to the stockholders, who must approve the transaction in good faith.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of March 31, 2019 by:

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own greater-than-5% of our common stock.

The column entitled “Percentage Beneficially Owned” is based on a total of shares of our common stock outstanding as of March 31, 2019.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2019 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
Entities affiliated with Fidelity Management & Research Company (1)	2,414,931	5.3%
Novartis Institutes for BioMedical Research, Inc. (2)	4,352,295	9.6%
Regeneron Pharmaceuticals, Inc. (3)	2,777,777	6.1%
The Vanguard Group (4)	2,746,126	6.0%
BlackRock, Inc. (5)	2,868,738	6.3%
State Street Corporation (6)	2,314,430	5.1%
ARK Investment Management LLC (7)	6,801,952	15.0%

Directors and Executive Officers:
Fred Cohen, M.D., D.Phil. (8)	10,000	*
Caroline Dorsa (9)	75,174	*
Jean-François Formela, M.D. (10)	61,529
Jesse Goodman, M.D., M.P.H.	—	*
Perry Karsen (11)	74,764	*
John M. Leonard, M.D. (12)	964,758	2.1%
Frank Verwiel, M.D. (13)	41,166	*
Glenn G. Goddard	—	*
José E. Rivera, J.D. (14)	517,426	1.1%
Andrew D. Schiermeier, Ph.D. (15)	145,924	*
All current executive officers and directors as a group (10 persons) (16)	1,890,741	4.1%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)

The information reported is based on a Schedule 13G/A, as filed with the SEC on February 13, 2019, in which FMR LLC and certain of its affiliates reported that FMR LLC, a parent holding company, has sole voting power over 657,013 shares and sole dispositive power over 2,414,931 shares, and Abigail P. Johnson, a Director, the Chairman, and the Chief Executive Officer of FMR LLC, has sole dispositive power over 2,414,931 shares. The principal business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(2)

The information reported is based on Form 5, as filed with the SEC on February 14, 2019, in which Novartis and Novartis AG reported that Novartis AG, as the parent company of Novartis, may be deemed to beneficially own all of the shares of Common Stock held directly by Novartis. The address for Novartis is 250 Massachusetts Avenue, Cambridge, MA 02139.

(3)	The address for Regeneron is 777 Old Saw Mill River Road, Tarrytown, NY 10591.
(4)

The information reported is based on a Schedule 13G, as filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2019. Vanguard has sole voting power with respect to 66,239 shares of our common stock, has shared voting power with respect to 1,241 shares of our common stock, has sole dispositive power with respect to 2,680,646 shares of our common stock, and has shared dispositive power with respect to 65,480 shares of our common stock. Of the 2,746,126 total shares of our common stock beneficially owned by Vanguard, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 64,239 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 3,241 shares of our common stock as a result of its serving as investment manager of Australian investment offerings. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

The information reported is based on information in a Schedule 13G, as filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 8, 2019. All shares are beneficially owned by BlackRock, a parent holding company, and on behalf of its wholly owned subsidiaries (i) BlackRock International Limited; (ii) BlackRock Advisors, LLC; (iii) BlackRock (Netherlands) B.V.; (iv) BlackRock Institutional Trust Company, National Association; (v) BlackRock Asset Management Ireland Limited; (vi) BlackRock Financial Management, Inc.; (vii) BlackRock Japan Co., Ltd.; (viii) BlackRock Asset Management Schweiz AG; (ix) BlackRock Investment Management, LLC; (x) BlackRock Investment Management (UK) Limited; (xi) BlackRock Asset Management Canada Limited; and (xii) BlackRock Fund Advisors. BlackRock has sole voting power over 2,796,764 shares of our common stock and has sole dispositive power over 2,868,738 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)

The information reported is based on information in a Schedule 13G, as filed by State Street Corporation (“State Street”) with the SEC on February 13, 2019. State Street is the parent holding company of SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors (Japan) Co., Ltd. and State Street Global Advisors Trust Company, and has shared voting power over 2,141,449 shares and shared dispositive power over 2,314,430 shares. The address of these entities is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(7)

The information reported is based on a Schedule 13G, as filed by Ark Investment Management LLC (“Ark”) with the SEC on February 14, 2019. Ark has sole voting power over 5,450,752 shares, shared voting power over 383,308 shares, sole dispositive power over 5,450,752 shares and shared dispositive power over 1,351,200 shares. The address of ARK Investment Management LLC is 3 East 28th Street, 7th Floor, New York, NY 10016.

(8)	Consists of 10,000 shares of common stock.
(9)	Consists of (i) 5,410 shares of common stock, and (ii) 69,764 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2019.
(10)

Consists of 61,529 shares of common stock issuable upon the exercise of options issued to Dr. Formela that are exercisable within 60 days of March 31, 2019. 1,615,321 shares of our common stock are held directly by Atlas Venture Fund IX, L.P., or Atlas Venture Fund IX. Atlas Venture Associates IX, L.P., or AVA IX LP, is the general partner of Atlas Venture Fund IX, and Atlas Venture Associates IX, LLC, or AVA IX LLC, is the general partner of AVA IX LP. Peter Barrett, Bruce Booth, Jean-François Formela, Jeff Fagnan and Ryan Moore are the members of AVA IX LLC and collectively make investment decisions on behalf of

Atlas Venture Fund IX. Dr. Formela as a member of AVA IX LLC is obligated to transfer the economic benefit, if any, received upon the sale of the shares issuable upon exercise of the equity grants to Atlas Venture Advisors, L.P. As such, Dr. Formela disclaims beneficial ownership of the securities held by Atlas Venture Fund IX for purposes of Section 16 of the Exchange Act, except to the extent of his pecuniary interest therein, if any.
(11)	Consists of (i) 5,000 shares of common stock, and (ii) 69,764 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2019.
(12)

Consists of (i) 525,767 shares of common stock, and (ii) 438,991 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2019. On April 25, 2017, Dr. Leonard pledged 145,000 shares of common stock to secure a loan; our audit committee authorized and approved the pledge on April 25, 2017.

(13)	Consists of 41,166 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2019.
(14)

Consists of (i) 274,050 shares of common stock, of which 262,210 shares are held by Rivak Capital LLC (“Rivak”), and (ii) 243,376 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2019. Mr. Rivera is a member and the general manager of Rivak and has voting and dispositive power over the 262,210 shares held by Rivak.

(15)	Consists of (i) 8,644 shares of common stock, and (ii) 137,280 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2019.
(16)	Consists of (i) 828,871 shares of common stock, and (ii) 1,061,870 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2018 by Section 16(a) under the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Intellia’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Intellia’s independent registered public accounting firm, (3) the performance of Intellia’s internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by the board of directors.

Management is responsible for the preparation of Intellia’s financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of Intellia’s financial statements in accordance with the standards of the PCAOB and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Intellia for the fiscal year ended December 31, 2018, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements of Intellia be included in Intellia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, that was filed with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF INTELLIA THERAPEUTICS, INC.

Caroline Dorsa, Chairperson

Jean-François Formela, M.D.

Frank Verwiel, M.D.

April 16, 2019

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the 2018 Annual Report and this proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention: Investor Relations / Corporate Secretary, telephone: 857-285-6200. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2020 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 18, 2019. However, if the date of the 2020 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2020 Annual Meeting of Stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention: Investor Relations / Corporate Secretary.

If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our second amended and restated by-laws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the 2020 annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2019 annual meeting, a stockholder’s notice must be so received no later than the close of business of the 90th day prior to the 2020 annual meeting or the tenth day following the day on which notice of the date of the 2020 annual meeting was first made, whichever first occurs. For stockholder proposals to be brought before the 2020 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than close of business on January 23, 2020 and no later than close of business on February 22, 2020. Stockholder proposals and the required notice should be addressed to Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention: Investor Relations / Corporate Secretary.

In addition to the above, a stockholder who would like to propose a nomination of persons for election to our board of directors must submit the proposal in accordance with the procedures outlined in the nominating and corporate governance committee’s charter, a current copy of which is posted on the corporate governance section of our website, http://ir.intelliatx.com/corporate-governance/documents-charters. Specifically, all nomination recommendations must include (i) the name and address of record of the stockholder; (ii) a representation that the stockholder is a record holder of Intellia’s securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (iii) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the precedent five (5) full fiscal years of the proposed director candidate; (iv) a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for membership on our board of directors as set forth in the charter of the nominating and corporate governance committee; (v) a description of all arrangements or understandings between the stockholder and the proposed director candidate; (vi) the consent of the proposed director candidate (A) to be named in the proxy statement relating to Intellia’s annual meeting of stockholders and (B) to serve as a director if elected; and (vii) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

INTELLIA THERAPEUTICS, INC. 40 ERIE STREET, SUITE 130 CAMBRIDGE, MA 02139 VOTE BY INTERNET Before The 2019 Annual Meeting of Stockholders (the “Meeting”)—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/NTLA2019 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E71012-P18708 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY INTELLIA THERAPEUTICS, INC. For Withhold For Except All, To withhold authority to vote for any individual All All nominee(s), mark “For All, Except” and write the The Board of Directors recommends you vote FOR the number(s) of the nominee(s) on the line below. following nominees: 1. Election of Directors. Election of the following individuals ! ! ! nominated to serve as Class III directors, for a three-year term ending at the annual meeting of stockholders to be held in 2022. 01) Caroline Dorsa 02) Perry Karsen 03) John Leonard, M.D. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as Intellia’s independent registered public accounting firm for the fiscal year ending ! ! ! December 31, 2019. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 3. Approve, on an advisory basis, the compensation of the named executive officers. ! ! ! The Board of Directors recommends you vote for 1 year on the following proposal: 1 Year 2 Years 3 Years Abstain 4. Advisory vote on the frequency of advisory votes on executive compensation. ! ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E71013-P18708 INTELLIA THERAPEUTICS, INC. Annual Meeting of Stockholders May 21, 2019 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints John Leonard, M.D., Glenn Goddard and José Rivera, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Intellia Therapeutics, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held online at www.virtualshareholdermeeting.com/NTLA2019 on Tuesday, May 21, 2019 at 9:00 AM, EDT and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side